PROSPECTUS

4,163,970 Units

Each Unit consisting of

One Share of Common Stock,

One-Half of One Series A Warrant to Purchase One Share of Common Stock,

One Series B Warrant to Purchase One Share of Common Stock, and

One Series C Warrant to Purchase One Share of Common Stock

We are offering up to 4,163,970 units, each consisting of one share of our common stock, one-half of one Series A common stock purchase warrant, one Series B common stock purchase warrant and one Series C common stock purchase warrant at a public offering price of $0.80 per unit. Each Series A warrant will have an exercise price of $1.15 per share, will be immediately exercisable and separately transferable from the shares and will expire on the five year anniversary of the date of issuance. Each Series B warrant will have an exercise price of $0.85 per share, will be immediately exercisable and separately transferable from the shares and will expire on the nine month anniversary of the date of issuance. Each Series C warrant will have an exercise price of $0.85 per share, will be immediately exercisable and separately transferable from the shares and will expire on the twelve month anniversary of the date of issuance. The units will not be certificated. The shares of common stock and warrants are immediately separable and will be issued separately.

Our common stock is listed on The OTCQB Tier of the Over-The-Counter Markets Group under the symbol “GNSZ.” On May 29, 2014, the last reported sale price of our common stock OTCQB was $0.95 per share. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any securities exchange.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 4 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering price per unit	$0.80	$3,331,176.00
Placement Agent’s Fees(1)	$0.063	$261,526.69
Proceeds, before expenses, to us	$0.737	$3,069,649.31

(1)	The Placement Agent will receive compensation in addition to the Placement Agent’s Fees. See “Plan of Distribution” for a description of compensation payable to the Placement Agent.

H.C. Wainwright & Co., LLC is the placement agent for this offering. The placement agent may engage one or more sub-placement agents or selected dealers. The placement agent is not purchasing or selling the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered. We have agreed to pay the placement agent a placement fee equal to 8% of the aggregate gross proceeds to us from the sale of the securities in the offering and to issue the placement agent warrants to purchase shares of common stock equal to 8% of the common stock sold in this offering (excluding shares of common stock issuable upon exercise of any warrants issued in this offering) with an exercise price equal to $1.15 (the greater of (i) 100% of the offering price per unit or (ii) the exercise price of the Series A warrants issued to the investors), provided that, with respect to sales to certain prior investors, we will pay the placement agent a fee of 4% of the aggregate proceeds to such prior investors and issue the placement agent warrants equal to 4% of the common stock sold to such investors. We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $140,000. Since there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 21 of this prospectus for more information on this offering and the placement agent arrangements.

This offering will terminate on June 10, 2014, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you.

H.C. Wainwright & Co., LLC

The date of this prospectus is May 30, 2014

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

For investors outside the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the placement agent has not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements in this prospectus and related notes included elsewhere herein. This prospectus contains forward-looking statements, which involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. Since this is only a summary, it does not contain all of the information that may be important to you in making your investment decision. You should carefully read the more detailed information contained in this prospectus, including our financial statements in this prospectus and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 4 of this prospectus.

As used in this prospectus, unless context otherwise requires, the words “we,” “us,” “our,” the “Company” and “GenSpera” refer to GenSpera, Inc.  Also, any reference to “common stock” refers to our common stock, $0.0001 par value per share.

Our Company

We are a development stage pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including prostate, liver, brain and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a prodrug delivery system that targets release of the drug within the tumor. We believe that, if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments.

Our Prodrug Development Candidates

We currently have identified four prodrug candidates based on our technology, as summarized in the table below.

Prodrug Candidate	Activating Enzyme	Target Location of Active Enzyme	Status
G-202	Prostate Specific Membrane Antigen (PSMA)	The blood vessels of most solid tumors	• Phase II

G-115	Prostate Specific Antigen (PSA)	Prostate cancers	• Pilot toxicology completed • Limited pre-clinical development

G-114	Prostate Specific Antigen (PSA)	Prostate cancers	• Validated efficacy in pre-clinical animal models (Johns Hopkins University)

G-301	Human glandular kallikrein 2 (hK2)	Prostate cancers	• Validated efficacy in pre-clinical animal models (Johns Hopkins University)

Clinical Trials

Phase II Clinical Development of G-202 – Hepatocellular Carcinoma (Liver Cancer)

We have initiated our Phase II clinical trial for G-202 in Liver Cancer. The trial is entitled, “A Phase II, Multicenter, Single-Arm Study of G-202 as Second-Line Therapy Following Sorafenib for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” This trial is being conducted at multiple sites in the U.S. As of May 29, 2014, 18 patients have been treated in the study.

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Phase II Clinical Development of G-202 – Glioblastoma (Brain Cancer)

We have initiated our Phase II clinical trial for G-202 in Glioblastoma (a type of brain cancer). The trial is entitled, “An Open-Label, Single-Arm, Phase II Study to Evaluate the Efficacy, Safety and CNS Exposure of G-202 in Patients with Recurrent or Progressive Glioblastoma.” This trial is being conducted at a single site in the U.S. As of May 29, 2014, four patients have been treated.

Corporate Information

We were incorporated in the state of Delaware in 2003. Our principal executive offices are located at  2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.  We maintain a website at www.genspera.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site into this prospectus.

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The Offering

Securities offered	Up to 4,163,970 units. Each unit will consist of one share of common stock, one-half of one Series A warrant, one Series B warrant and one Series C warrant. Each warrant entitles its holder to purchase one share of our common stock. The shares of common stock and warrants will immediately separate upon issuance.

Offering price	$0.80 Per unit

Use of proceeds	We intend to use the net proceeds for the clinical development of G-202 and general corporate purposes. See the “Use of Proceeds” section of this prospectus on page 4.

Common stock outstanding before this offering	27,392,100 shares

Common stock to be outstanding after this offering	31,556,070 shares, assuming 4,163,970 shares are issued in this offering, which does not include 2,081,988 shares of common stock issuable upon exercise of the Series A warrants, 4,163,970 shares of common stock issuable upon exercise of the Series B warrants, and, 4,163,970 shares of common stock issuable upon exercise of the Series C warrants included in the units.

Description of the warrants

The Series A warrants will be exercisable at any time until the five year anniversary of the date of issuance at an exercise price of $1.15 per share (144% of the aggregate offering price per unit).

The Series B warrants will be exercisable at any time until the nine month anniversary of the date of issuance at an exercise price of $0.85 per share (106% of the aggregate offering price per unit).

The Series C warrants will be exercisable at any time until the twelve month anniversary of the date of issuance at an exercise price of $0.85 per share (106% of the aggregate offering price per unit).

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 4 for a discussion of factors you should consider carefully before deciding whether to purchase our securities.

OTCQB Trading Symbol	GNSZ

The number of shares of our common stock that will be outstanding immediately after this offering is based on 27,392,100 shares outstanding as of March 31, 2014, and excludes the following:

•	18,600,181 shares of common stock issuable upon the exercise, or conversion as applicable, of outstanding options (including those issued under our equity compensation plans), warrants and convertible securities having exercise or conversion prices, as applicable, ranging from $0.50 to $3.50 per share and a weighted average exercise or conversion price of $2.15 per share;

•	3,495,105 shares reserved for future issuances and grants pursuant to our equity incentive plans as of March 31, 2014.

•	up to 2,081,988 shares of common stock issuable upon the exercise of the Series A warrants to be sold in this offering;

•	up to 4,163,970 shares of common stock issuable upon the exercise of the Series B warrants to be sold in this offering;

•	up to 4,163,970 shares of common stock issuable upon the exercise of the Series C warrants to be sold in this offering; and

•	up to 326,909 shares of common stock issuable upon the exercise of the warrants to be issued to the placement agent in connection with this offering.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including our financial statements and related notes, before purchasing our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all such factors.

If any of the following events were to occur, our business, financial condition and results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Related to our Financial Position and Need to Raise Additional Capital

We may not be able to continue as a going concern if we do not obtain additional financing by September 2014.

Our cash and cash equivalents balance at March 31, 2014 was $2.6 million. Based on our current expected level of operating expenditures, we expect to be able to fund our operations for the next six to nine months from that date. Our ability to continue as a going concern is wholly dependent upon obtaining sufficient financing to fund our operations. We have no committed sources of additional capital and our access to capital funding is always uncertain. Accordingly, despite our ability to secure capital in the past, there is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. In the event that we are not able to secure financing, we may be forced to curtail operations, delay or stop ongoing clinical trials, or cease operations altogether or file for bankruptcy. Any such change may materially harm our business, financial condition, and operations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2013 financial statements expressed an opinion that our Company’s capital resources as of the date of their Audit Report are not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raise additional funds. These conditions raise substantial doubt about our ability to continue as a going concern. If we do not obtain additional funds there is the distinct possibility that we will no longer be a going concern and will cease operation which means that our shareholders will lose their entire investment in our Company.

Risks Relating to Our Stage of Development and Business

We are an early development stage company, have no product revenues, are not profitable and may never be profitable.

Since inception through March 31, 2014, we have raised approximately $24.3 million through the sale of our securities. During this same period, we have recorded accumulated deficit totaling approximately $34.3 million. Our net losses for the two most recent fiscal years ended December 31, 2013 and 2012 were $5.3 million and $6.9 million, respectively. None of our products in development have received approval from the United States Food and Drug Administration or FDA or other regulatory authorities; we have no sales and have never generated product revenues nor expect to for years, if at all. Currently, our only product candidate in development is G-202 which is being tested in two Phase II clinical trials. We expect to incur significant operating losses for the foreseeable future as we continue the research and clinical development of our product candidates. Accordingly, we need additional capital to fund our continuing operations. Since we do not generate any revenue, the most likely sources of such additional capital include the sale of our securities or funds from a potential strategic licensing or collaboration transaction involving the rights to one or more of our product candidates, or from grants. To the extent that we raise additional capital by issuing equity securities, our stockholders are likely to experience dilution, which may be significant. If we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some or all rights to our technologies, product candidates, or grant licenses on terms that are not favorable to us. If we raise additional funds by incurring debt, we could incur significant interest expense and become subject to covenants that could affect the manner in which we conduct our business.

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All of our product candidates are at an early stage of development and we may never succeed in developing and/or commercializing them. If we are unable to commercialize G-202 or any of our other product candidates, or if we experience significant delays in doing so, our business may fail.

Our product candidates are at various stages of early development and significant financial resources are required to develop commercially viable products and obtain regulatory approval. To date, we have invested substantially all of our efforts and financial resources in the development of G-202 and depend heavily on its success. We will need to devote significant additional research and development efforts, financial resources and personnel to develop commercially viable products and obtain regulatory approvals. We may encounter hurdles and unexpected issues as we proceed in the development of G-202 and our other product candidates. Although initial data from our clinical trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful. There are many reasons that we may not succeed in our efforts to develop our product candidates, including the possibility that:

•	we may be unable to enroll sufficient subjects to complete our clinical studies in a timely manner;

•	unexpected safety issues may occur and additional studies or analyses may be required to characterize and understand those issues, or our studies may be terminated by the institutional review boards or the FDA;

•	our product candidates may be deemed ineffective, unsafe or will not receive regulatory approvals;

•	our product candidates may be too expensive to manufacture or market or will not achieve broad market acceptance;

•	others may claim proprietary rights that may prevent us from marketing our product candidates; or

•	our competitors may market products that are perceived as equivalent or superior.

If we fail to develop and successfully commercialize our product candidates, our business may be materially harmed and could fail.

We have only two full-time employees and a limited operating history and may not be able to effectively operate our business.

Our limited staff and operating history means that there is a high degree of uncertainty in our ability to:

•	develop and commercialize our technologies and proposed products;

•	obtain regulatory approval to commence marketing our products;

•	identify, hire and retain any needed additional management or scientific personnel to develop and implement our product development plans and conduct pre-clinical and clinical testing;

•	manage potential rapid growth with our current limited managerial, operational and financial resources;

•	achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed;

•	respond to competition; or

•	operate the business, as management has not previously undertaken such actions as a company.

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No assurances can be given as to exactly when, if at all, we will be able to fully develop, and take the necessary steps to derive any revenues from our proposed products candidates.

Raising capital may be difficult as a result of our history of losses and limited operating history.

When making investment decisions, investors typically look at a company’s earnings and historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our history of losses and limited operating history makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations altogether.

Risks Related to Commercialization

The market for our proposed products is rapidly changing and competitive. New drugs and treatments, which may be developed by others, could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue development stage company, our resources are limited and we may experience technical challenges inherent in the early development of novel therapeutics. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic efforts compared to our proposed products. Our competitors may develop drugs that are safer, more effective and less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications and treatments. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of other competing drugs may limit the potential for our proposed products, even if commercialized.

Our proposed products may not be accepted by the health care community.

Our proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to utilize them. We are attempting to develop products that are likely to be first approved for marketing as a treatment for late stage cancer where there is no truly effective standard of care. If approved for use in late stage cancer, our proposed products might then be evaluated in earlier stages where they could represent a substantial departure from established treatment methods and would most likely compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of our proposed products for us to accurately predict our major competitors.

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ty of the company.

Risks Related to Manufacturing Our Product Candidates

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our proposed products.

We currently have no internal manufacturing capability, and intend to rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, the failure of any of our third-party FDA regulated manufactures or suppliers to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities or procure third party suppliers for raw materials. In the event we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our business prospects and could delay the development of our proposed products. Moreover, we cannot give any assurance that the contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize some or all of our product candidates.

Our business plan relies heavily on third party collaborators, partners, licensees, clinical research organizations or other third parties to support our discovery efforts, and to conduct clinical trials for all or some of our product candidates. We cannot guarantee that we are able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, vendors or other third parties on a commercially reasonable basis, if at all. Additionally, to commercialize our proposed products, we intend to rely on third party licensees or the outright sale of our proposed products to a major pharmaceutical partner. Our ability to successfully negotiate such agreements depends on, among other things, potential partners’ evaluation of our technology over competing technologies and the quality of the pre-clinical and clinical data that we have generated, and the perceived risks specific to generating our product candidates. If we fail to establish such third-party relationships as anticipated, we could experience delays in the commercialization of our products.

and financial resources than we have.

We compete against numerous companies, many of which have substantially greater financial and other resources than we have. Several such competitors have research programs and/or efforts to treat the same diseases we target. Companies such as Merck & Co., Inc., Ipsen, Johnson & Johnson, and Sanofi S.A., as well as others, have substantially greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing operations than we have and are better situated to compete with us. As a result, our competitors may bring competing products to market that would result in a decrease in demand for our product, if developed, which could have a materially adverse effect on the viability of the company.

Risks Related to Manufacturing Our Product Candidates

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our proposed products.

We currently have no internal manufacturing capability, and intend to rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, the failure of any of our third-party FDA regulated manufactures or suppliers to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities or procure third party suppliers for raw materials. In the event we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our business prospects and could delay the development of our proposed products. Moreover, we cannot give any assurance that the contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize some or all of our product candidates.

Our business plan relies heavily on third party collaborators, partners, licensees, clinical research organizations or other third parties to support our discovery efforts, and to conduct clinical trials for all or some of our product candidates. We cannot guarantee that we are able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, vendors or other third parties on a commercially reasonable basis, if at all. Additionally, to commercialize our proposed products, we intend to rely on third party licensees or the outright sale of our proposed products to a major pharmaceutical partner. Our ability to successfully negotiate such agreements depends on, among other things, potential partners’ evaluation of our technology over competing technologies and the quality of the pre-clinical and clinical data that we have generated, and the perceived risks specific to generating our product candidates. If we fail to establish such third-party relationships as anticipated, we could experience delays in the commercialization of our products.

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Our business is dependent upon securing and importing sufficient quantities of seeds from the plant, Thapsia garganica, which currently grows in very specific locations outside of the United States.

The therapeutic component of our products, including our lead compound G-202, is referred to as 12ADT. 12ADT is derived from a material called thapsigargin. Thapsigargin is derived from the seeds of a plant referred to as Thapsia garganica, which grows along the coastal regions of the Mediterranean Sea. We currently secure the seeds from Thapsibiza, SL, a third-party supplier. There can be no assurances that Thapsia garganica will continue to grow in sufficient quantities to produce an adequate supply of seeds for the production of sufficient quantities of thapsigargin, or that the countries from which we can secure Thapsia garganica continue to allow Thapsibiza, SL, to collect such seeds and/or export the seeds derived from Thapsia garganica to the United States. The process of importing Thapsia garganica seeds is subject to U.S. import and export laws and controls. Our supply agreement with Thapsibiza, SL (our sole supplier) expires on April 6, 2017. The agreement also provides that either party may extend the agreement for an additional 5 years by providing the other party 30 days’ written notice prior to its expiration. In the event we are no longer able to obtain these seeds in the future, we may not be able to produce our proposed drug and our business could be adversely affected.

We may be required to locate, secure and finance land for cultivation and harvesting of Thapsia garganica to satisfy our needs for clinical development of our therapies.

We believe that we can satisfy our needs for the clinical development of G-202, through completion of Phase III clinical studies, from Thapsia garganica that grows naturally in the wild. In the event G-202 is approved for commercial marketing, our current supply of Thapsia garganica may not be sufficient for the anticipated demand. In order to secure sufficient quantities of Thapsia garganica for the commercialization of G-202, we would need to secure adequate acreage of land to cultivate and grow Thapsia garganica. We have not yet fully assessed the amount of land or other costs that would be associated with a full-scale farming operation. There can be no assurances that we would be able to secure adequate acres of land, or that even if we are able to do so, that we could grow sufficient quantities of Thapsia garganica to satisfy any commercial objectives that involve G-202. Our inability to secure adequate seeds could adversely impact our business.

The synthesis of 12ADT must be conducted in special facilities.

We are required to manufacture the 12ADT that is to be used in our clinical trials in FDA approved facilities. There are a limited number of manufacturing facilities qualified to handle and manufacture toxic therapeutic agents and compounds. This limits the potential number of possible manufacturing sites for our therapeutic compounds derived from Thapsia garganica. No assurances can be provided that these facilities will be available for the manufacture of our therapeutic compounds under our time schedules or within the parameters of our manufacturing budget. In the event facilities are not available for the manufacturing of our therapeutic compounds, we may not be able to complete our clinical trials and our business and future prospects would be adversely affected.

Our therapeutic compounds have not been subjected to large scale manufacturing procedures and may not be able to be manufactured profitably on a large enough scale to support late stage clinical trials or commercialization.

To date, our proposed products have only been manufactured at a scale which is adequate to supply our research activities and early stage clinical trials. There can be no assurance that the current procedures used to manufacture our proposed products would work at a scale which is adequate for commercial needs. In the event our therapeutic compounds cannot be manufactured in sufficient quantities for late stage clinical trials or commercialization, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

Risks Relating to our Intellectual Property

Our competitive position is dependent on our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for U.S. and foreign patents as well as our licenses, as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses would survive claims alleging invalidity or infringement on other patents and/or licenses. In addition, disputes may arise regarding inventorship of our intellectual property. It is possible that our products may be infringing upon existing patents that we are currently unaware of. As the number of participants in the market place grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. In addition, during the course of patent litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information. The occurrence of any of the foregoing could materially impact our business.

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We are the subject of litigation related to our intellectual property.

We instituted a declaratory judgment action in the United States District Court of Maryland on March 12, 2012. We, as the licensee, are seeking a declaratory judgment that the current named inventors on U.S. Patent Nos. 7,468,354 and 7,767,648 are the only inventors of the underlying inventions. On November 1, 2012, the defendant in the case filed a complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). The complaint alleges certain common-law torts. The outcome of the above mentioned litigation could materially and adversely affect our business. However, because this litigation is in its early stages, and due to the inherent uncertainty surrounding the litigation process, we are unable to reasonably estimate the ultimate outcome or the impact of such outcome at this time. See the section of this prospectus entitled “Legal Proceedings”.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court might decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court refuses to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court would order us to pay the other party treble damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity in the United Sates, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies.

If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

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Obtaining and maintaining our patent protection depends upon compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Our failure to secure trademark registration could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States, when filed, and any other jurisdictions where we may file, may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

We rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others do not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees, consultants, service providers, and potential strategic partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us are our property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ and hire individuals and/or entities who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these individuals, entities or us have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may not be able to adequately protect our intellectual property.

Considerable research with regard to our technologies has been performed in countries outside of the United States. The laws in some of those countries may not provide protection for our trade secrets and intellectual property. If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property. These agreements provide for contractual remedies in the event of misappropriation. We do not know to what extent, if any, these agreements and any remedies for their breach would be enforced by a foreign or domestic court. In the event our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects would greatly diminish.

Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors. We do not know whether legal and government fees would increase substantially and therefore are unable to predict whether cost may factor into our intellectual property strategy.

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Risks Relating to Marketing Approval and Government Regulations

Thapsia garganica and thapsigargin are highly toxic and we may be liable for any contamination or injury we may cause or any environmental and safety law we may violate.

The therapeutic component of our products, including our lead product G-202, is derived from the natural product, thapsigargin, which is isolated from the seeds of the plant Thapsia garganica. Both thapsigargin, as well as seeds of Thapsia garganica, are highly toxic. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures and the handling of toxic materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the clean-up of toxic substances could subject us to significant liabilities, including joint and several liabilities under certain statutes. Although we feel this risk may be minimized through our use of third parties, it is possible that the employees of such contractors could suffer medical issues related to the handling of these toxic agents and subsequently seek compensation from us via, for example, litigation. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. No assurances can be given, despite our contractual relationship with the third-party contractor, that we would not be the subject of litigation related to the handling of Thapsia garganica and the natural product thapsigargin. Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations, which would adversely affect our business.

We are dependent upon third parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend upon independent contract research organizations, investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These individuals and/or entities are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These third parties may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If these third parties fail to devote sufficient time and resources to our programs, or if their performance is substandard, the development of our drug candidates and corresponding FDA approval could be delayed or fail entirely.

Data obtained from clinical trials are susceptible to varying interpretations and may not be sufficient to support approval by the FDA, which could delay, limit or prevent regulatory clearances.

The design of our clinical trials is based on many assumptions about the expected effect of our product candidate and if those assumptions are incorrect, our clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of early clinical trials. Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that may be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. Our products may not prove to be safe and effective in clinical trials and may not meet all regulatory requirements needed to receive regulatory approval. The resulting delays to commercialization could materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which may result in necessary changes to clinical trial protocols, informed consents and study budgets, which could result in increased costs to us, delay our development timeline or reduce the likelihood of successful completion of the clinical trial or product development.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which, we may need to amend clinical trial protocols, informed consents and study budgets. If we experience delays in initiation, conduct or completion of, or if we terminate, any clinical trials due to changes in regulatory requirements/guidance or other unanticipated events, we may incur additional costs, have difficulty enrolling subjects or achieving medical investigator or institutional review board acceptance of the changes and the successful completion of the trial and, ultimately, the commercial prospects for our products may be harmed and our ability to generate product revenue could be delayed, possibly materially.

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The process to obtain FDA approval for a new drug is very costly and time consuming and if we cannot complete our clinical trials in a timely or cost-effective manner, our results of operations may be adversely affected.

The costs of clinical trials may vary significantly over the life of a project as a result of, but not limited, to the following:

•	the duration of the clinical trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up;

•	the efficacy and safety profile of the product candidate; and

•	the costs and timing of obtaining regulatory approvals.

If we are unable to control the costs of our clinical trials and conduct our trials in a cost-effective manner, our results of operations may be adversely affected.

Our proposed products may not receive FDA or other regulatory approvals.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. Our proposed products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and authorities in other countries. Most of our proposed products require governmental approval before they can be commercialized. If we are unable to obtain regulatory approvals for our products at all or in a timely manner, we may not be able to grow as quickly as expected, or at all, and the loss of anticipated revenues could reduce our ability to fully fund our operations and to otherwise execute our business plan. Our failure to receive the regulatory approvals in the United States would likely cause us to cease operations and go out of business.

As we develop additional new products, we are required to determine what regulatory requirements, if any, we must comply with in order to market and sell such proposed products in the United States and worldwide. The process of obtaining regulatory approval could take years and be very costly, if approval can be obtained at all. If we fail to comply with these requirements, we could be subjected to enforcement actions such as an injunction to stop us from marketing the product at issue or a possible seizure of our assets. We intend to work diligently to assure compliance with all applicable regulations that impact our business. We can give no assurance, however, that we will be able to obtain regulatory approval for our products. We also cannot assure that additional regulations will not be enacted in the future that would be costly or difficult to satisfy. Our failure to receive regulatory approvals in the United States in a timely manner or comply with newly enacted additional regulation could cause us to cease operations and go out of business. Because our products are in various stages of development, we expect that significant research and development, financial resources, and personnel would be required to develop commercially-viable products that can obtain regulatory approval.

The regulatory process, which includes clinical validation of many of our proposed products to establish their safety and effectiveness, can take many years and require the expenditure of substantial financial and other resources. Data obtained from clinical validation activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect our marketing of products developed and our ability to generate commercial product revenues.

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In addition, if we desire to commercialize our proposed products worldwide, we are required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in our products being banned in certain countries and an associated loss of revenues and income. Foreign regulatory agencies can also introduce test format changes which, if we do not quickly address, can result in restrictions on sales of our products. Such changes are not uncommon due to advances in basic research.

Our proposed products may not have favorable results in clinical trials or receive regulatory approval.

Positive results from pre-clinical studies and our clinical trials of G-202 should not be relied upon as evidence that our clinical trials will succeed. Even if our proposed product achieves positive results in pre-clinical studies or during our Phase I and ongoing Phase II studies, we will be required to demonstrate through further clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates as they proceed through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, then we would experience potentially significant delays in, or be required to abandon, development of that product candidate. Although initial data from the trials appear promising, the outcome of the trials is uncertain and these trials or future trials may ultimately be unsuccessful. If we delay or abandon the development efforts of any of our product candidates, we may not be able to generate revenues.

We may be unable to complete our Phase II clinical trials of G-202 if we do not have adequate enrollment or capital to finance the studies.

We are conducting Phase II clinical trials in patients with liver cancer and glioblastoma. The continuation and completion of these trials are dependent on a number of factors, including adequate capital to fund the clinical trials and patient enrollment at the trial sites. At present, we have limited capital resources and require significant additional capital to complete any ongoing or future clinical trials that we may initiate. Our failure to enroll sufficient patients or to finance our clinical trials could materially harm our business.

Even if we complete clinical development, successfully submit applications for marketing and obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review and oversight. If we fail to comply with ongoing regulatory requirements, we could be subject to potential enforcement actions such as fines, seizures, operating restrictions, suspension or lose our approvals to market drugs and our business would be materially and adversely affected.

Following regulatory approval of any drugs or therapies we may develop, we remain subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer or manufacturing facilities we use to make any of our drug products are also be subject to periodic review and inspection by the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer facility, including withdrawal of the drug from the market. We would continue to be subject to the FDA requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA has approved. If we fail to comply with the applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

Even if we receive regulatory approval to market our proposed product candidates, they may not be accepted commercially, or be eligible for reimbursement under governmental or third-party payor insurance programs, which would prevent us from becoming profitable.

We have concentrated our research and development on our prodrug technologies. Our ability to generate revenue and operate profitably depends on us being able to develop these technologies for human applications. Our technologies are primarily directed toward the development of cancer therapeutic agents. We cannot guarantee that the results obtained in the pre-clinical and clinical evaluation of our therapeutic agents would be sufficient to warrant approval by the FDA. Even if our therapeutic agents are approved for use by the FDA, there is no guarantee that they exhibit an enhanced efficacy relative to competing therapeutic modalities such that they would be adopted by the medical community or that our proposed product candidates will be eligible for government or third-party payor insurance programs. Without significant adoption by the medical community and eligibility for reimbursement, our proposed products will have limited commercial potential which could harm our ability to generate revenues, operate profitably or remain a viable business.

Additional factors that we believe could materially affect market acceptance of our proposed products are:

•	timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

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•	safety, efficacy and ease of administration of our therapeutic agents;

•	advantages of our therapeutic agents over those of our competitors;

•	willingness of patients to accept new therapies;

•	success of our physician education programs;

•	availability of government and third-party payor reimbursement;

•	pricing of our products, particularly as compared to alternative treatments; and

•	availability of effective alternative treatments and the relative risks and/or benefits of the treatments.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products depends in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010.

We need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

A pharmaceutical product cannot be marketed in the United States or other countries until it has completed rigorous and extensive regulatory review processes, including approval of a brand name. Any brand names we intend to use for our product candidates requires approval from the FDA regardless of whether we have secured a formal trademark registration from the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product.

If we are unable to successfully complete clinical trials, we will be unable to seek regulatory approval to commercialize our proposed products which could significantly impair our viability.

The Phase II clinical trials of G-202 in patients with liver cancer and glioblastoma are ongoing and we plan to initiate additional Phase II clinical trials with G-202 for different indications when financial resources permit. Although our Phase II clinical trials are underway, the outcomes of these and future clinical trials are uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we would not be able to commercialize our proposed products. The failure of our trials could delay or prevent regulatory approval and could harm our ability to generate revenues, operate profitably or remain a viable business.

We may be unable to comply with our reporting and other requirements under federal securities laws.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, would be expected to materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer and, accordingly, are exempt from the requirements of Section 404(b) and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls. In the event we become an accelerated filer, we would be required to expend substantial capital in connection with compliance.

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We do not have effective internal controls over our financial reporting, and if we cannot provide reliable financial and other information, investors may lose confidence in us and in our SEC reports.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. To mitigate the current limited resources and limited number of employees, we rely heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. As we expand, we expect to increase our number of employees, which may enable us to implement adequate segregation of duties within the Committee of Sponsoring Organizations of the Treadway Commission internal control framework and accordingly, increase the effectiveness of our internal controls.

Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer materially and we may become subject to litigation.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team invests significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Risks Relating to our Securities

Our common stock price may be particularly volatile because of our stage of development and business.

The market prices for securities of biotechnology and pharmaceutical companies in general, and early-stage drug development companies in particular, have been highly volatile and may continue to be highly volatile in the future. The following may have a significant impact on the market price of our common stock:

•	the development status of our drug candidates, particularly the results of our clinical trials of G-202;

•	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;

•	announcements of technological innovations, new commercial products, or other material events by our competitors or us;

•	disputes or other developments concerning our proprietary rights;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial and developmental performance;

•	additions or departures of key personnel;

•	loss of any strategic relationship;

•	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;

•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

•	public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical and pharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;

•	regulatory developments in the United States or foreign countries; and

•	economic, political and other external factors.

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In addition, the market price for securities of pharmaceutical and biotechnology companies has historically been volatile, and the securities markets have, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to decline substantially. Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has broad discretion to issue additional securities. Such issuances might dilute the net tangible book value per share of our common stock for existing stockholders.

We are authorized under our certificate of incorporation to issue up to 150,000,000 shares of common stock and 30,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors’ broad authority to determine voting, dividend, conversion, and other rights. As of March 31, 2014 we have issued and outstanding 27,392,100 shares of common stock and we have 22,095,286 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise or conversion of currently outstanding options, warrants and convertible securities. As of March 31, 2014, we had no shares of preferred stock issued and outstanding.

Accordingly, we are entitled to issue up to 100,512,614 additional shares of common stock and 30,000,000 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue a large amount of additional securities to raise capital in order to further our development and marketing plans. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

Future sales of our common stock could cause our stock price to fall.

Transactions that result in a large amount of newly issued shares become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock. In addition, the lack of a robust trading market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

As of March 31, 2014, we had 27,392,100 shares of common stock issued and outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of March 31, 2014, we had reserved for issuance (i) 263,695 shares of our common stock issuable upon the conversion of outstanding convertible notes; (ii) 10,001,591 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.56 per share; and (iii) 8,334,895 shares of our common stock issuable upon exercise of outstanding stock options under our equity compensation plans at a weighted average exercise price of $1.70 per share. Subject to applicable vesting requirements, upon conversion or exercise of the outstanding convertible notes, warrants and options, the underlying shares may be resold into the public market. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for sale, would harm the market price of our common stock or our ability to raise capital.

The market for our common stock has been illiquid.

Our common stock trades with limited volume on the OTCQB tier of the OTC Markets Group Inc. Accordingly, although a limited public market for our common stock exists, it is still relatively illiquid compared to that of a seasoned issuer. Any prospective investor in our securities should consider the limited market of our common stock when making an investment decision. No assurances can be given that the trading volume of our common stock will increase or that a liquid public market for our securities will ever materialize.

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We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock appreciates.

Our officers and scientific advisors, by virtue of their ownership of our securities, may be able to control the Company.

As of March 31, 2014, our officers and scientific advisors owned approximately 23% of our issued and outstanding common stock. As a consequence of their level of stock ownership, the group retains substantial ability to influence the election or removal of members of our board of directors, and thereby control our management. This group of shareholders has the ability to significantly control the outcome of corporate actions requiring shareholder approval, including amending our certificate of incorporation and bylaws, approving mergers or other changes of corporate control, and approving going private transactions and other extraordinary transactions, any of which may be in opposition to the best interest of the other shareholders and may negatively impact the value of your investment.

Provisions of Delaware law and executive employment agreements may prevent or delay a change of control, which could depress the trading price of our common stock.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

•	the Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of GenSpera and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and accelerated vesting of options and restricted stock in the event of termination following a change of control. These provisions could have the effect of discouraging potential takeover attempts even if it would be beneficial to shareholders.

Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things, (i) provide our board with the ability to alter the bylaws without stockholder approval, and (ii) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to shareholders.

If securities or industry analysts do not publish research or reports or if they publish unfavorable research or reports, the price of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We currently have limited research coverage by securities and industry analysts. We are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we come to the attention of such persons, they may be reluctant to follow or recommend an unproven company such as ours until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that generally supports continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or if developed, will be sustained, or that current trading levels could be sustained or not diminish. In addition, in the event any analysts downgrades our securities, the price of our shares would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and its trading volume, if any, to decline.

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Our common stock may be considered a “penny stock,” and may be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered a “penny stock.” The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock may be subject to the penny stock regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Other Risks

We depend on Craig A. Dionne, PhD, our Chief Executive Officer, to manage and drive the execution of our business plans, develop our products and core technologies and pursue collaborative relationships; the loss of Dr. Dionne would materially and adversely affect our business.

Although we have entered into an employment agreement with Dr. Dionne, there can be no assurance that he will continue to provide services to us. A voluntary or involuntary termination of employment by Dr. Dionne could have a materially adverse effect on our business.

We may be required to make significant payments to members of our management in the event their employment with us is terminated or if we experience a change of control.

We are a party to employment agreements with members of management. In the event we terminate the employment of any of these executives, we experience a change in control or, in certain cases, if such executive terminates their employment with us, such executive will be entitled to receive certain severance and related payments. Additionally, in such instance, certain securities held by members of management shall become immediately vested and exercisable. Upon the occurrence of any such event, our obligation to make such payments could significantly impact our working capital and, accordingly, our ability to execute our business plan which could have a materially adverse effect to our business. Also, these provisions may discourage potential takeover attempts that could be beneficial to our stockholders.

If our management team is not effective or if we fail to attract, hire or retain qualified personnel, we may not be able to design, develop or commercialize our products successfully or manage our business.

Our anticipated growth and expansion may require the addition of new personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas. Accordingly, there can be no assurances that we would be able to attract and retain the qualified personnel necessary for the successful development of our business.

We are exposed to product liability risks, which could place a financial burden upon us, should we be sued.

We have obtained limited product liability insurance coverage for our clinical trials. However, we may not be able to secure or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against all losses we may incur. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business, financial condition and results of operations could be materially adversely affected.

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Risks Relating to this Offering

If you purchase our units in this offering, you will incur immediate and substantial dilution in the net tangible book value of your shares.

The public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing units in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing units in this offering will incur immediate dilution of $0.69 per share, based on a public offering price of $0.80 per share. Further, investors purchasing units in this offering will contribute approximately % of the total amount invested by stockholders since our inception, but will own approximately 13% of the shares of common stock outstanding. See “Dilution.”

This dilution is due to our history of losses and the fact that some of our investors who purchased shares directly from us prior to this offering paid substantially less than the price offered to the public in this offering when they purchased their shares. We have previously issued shares of our common stock at a price per share ranging from $0.50 to $2.00. In addition, as of March 31, 2014, we had options, warrants and convertible securities outstanding which allow the holders to purchase up to 18,600,181 shares of our common stock at a weighted average exercise price of $2.15 per share. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of a liquidation of our company.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

We currently intend to use the net proceeds from this offering for the general working capital needs of the company, as discussed under “Use of Proceeds” in this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is no public market for the units or warrants to purchase common stock in this offering.

There is no established public trading market for the units or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the units or the warrants on any securities exchange. Without an active market, the liquidity of the units and the warrants will be limited.

If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the unit warrants may only be exercised on a “cashless” basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144 of the Securities Act, as amended.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, business prospects and positioning with respect to the market, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our future operating results are dependent upon many factors, and our further development is highly dependent on market acceptance, which is outside its control. You should not place undue reliance on forward-looking statements. Forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	our ability to manage the business despite continuing operating losses and cash outflows;

•	our ability to obtain sufficient capital or a strategic business arrangement to fund our operations and expansion plans;

•	our ability to build the management and human resources and infrastructure necessary to support the growth of our business;

•	competitive factors and developments beyond our control;

•	scientific and medical developments beyond our control;

•	government regulation of our business;

•	whether any of our current or future patent applications result in issued patents and our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business;

•	whether any potential strategic benefits of licensing transactions will be realized and whether any potential benefits from the acquisition of newly licensed technologies, if any, will be realized; and

•	the other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws. The risks discussed in this report should be considered in evaluating our business and future financial performance.

USE OF PROCEEDS

We estimate that the net proceeds assuming the sale of 4,163,970 units that we are offering will be approximately $2.9 million based on the assumed public offering price of $0.80 per unit and after deducting the estimated placement agent’s fees and estimated offering expenses payable by us.

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We intend to use the net proceeds of the offering to fund the Phase II clinical trials of G-202 in liver cancer and glioblastoma, and for working capital and general corporate purposes. If a warrant holders elect to exercise warrants issued in this offering pursuant to the sale of units, we may also receive proceeds of up to $9,848,981, assuming the exercise of all warrants issued in the offering. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised. The warrants contain a net exercise provision, therefore the warrant holder may elect to utilize this feature, if available, and in this case we would not receive any proceeds from such exercise.

Our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

PRICE RANGE OF COMMON STOCK

Our common shares are quoted on the OTCQB under the symbol GNSZ. Although a market for our common stock exists, it is relatively illiquid. The prices reflect high and low inter-dealer bid prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Quarter Ended	High	Low
2014:
First Quarter	$1.44	$1.20
2013:
Fourth Quarter	$1.58	$1.15
Third Quarter	$1.80	$1.53
Second Quarter	$2.15	$1.52
First Quarter	$2.31	$1.75
2012:
Fourth Quarter	$2.93	$2.15
Third Quarter	$2.95	$2.25
Second Quarter	$3.15	$2.47
First Quarter	$3.28	$1.95

As of February 19, 2014, the approximate number of beneficial holders of our common stock was 1,853.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2014 on:

•          an actual basis, and

•          an as adjusted basis to reflect (i) our receipt of estimated net proceeds of approximately $2.9 million from the sale of units in this offering at an assumed public offering price of $0.80 and (ii) the anticipated use of such net proceeds, as described under “Use of Proceeds.”

You should read this capitalization table together with the financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information contained in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2014.

	As of March 31, 2014
	Actual	As Adjusted
	(amounts in thousands except per share data)
Cash and cash equivalents	$2,576	$5,484
Debt:
Convertible notes payable – stockholder	$105	$105
Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 30,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.0001 per share; 150,000,000 shares authorized, 27,392,100 shares issued and outstanding, actual, and [*] shares issued and outstanding, as adjusted	3	3
Additional paid-in capital	34,944	37,852
Deficit accumulated during the development stage	(34,325)	(34,325)
Total stockholders’ equity	622	3,530
Total capitalization	$727	$3,635

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In the discussion and table above, we assume no exercise of outstanding options or warrants. The discussion above is based on shares of common stock outstanding as of March 31, 2014. This number excludes:

•	18,600,181 shares of common stock issuable upon the exercise, or conversion as applicable, of outstanding options (including those issued under our equity compensation plans), warrants and convertible securities having exercise or conversion prices, as applicable, ranging from $0.50 to $3.50 per share and a weighted average exercise or conversion price of $2.15 per share;

•	3,495,105 shares reserved for future issuances and grants pursuant to our equity incentive plans as of March 31, 2014;

•	up to 2,081,988 shares of common stock issuable upon the exercise of the Series A warrants to be sold in this offering;

•	up to 4,163,970 shares of common stock issuable upon the exercise of the Series B warrants to be sold in this offering;

•	up to 4,163,970 shares of common stock issuable upon the exercise of the Series C warrants to be sold in this offering; and

•	up to 326,909 shares of common stock issuable upon the exercise of the warrants to be issued to the placement agent in connection with this offering.

DILUTION

Our net tangible book value as of March 31, 2014, was approximately $0.5 million, or approximately $0.02 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding as of March 31, 2014. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this public offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of shares of common stock in this public offering at a public offering price of $0.80 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2014 would have been approximately $3.4 million, or approximately $0.11 per share. This represents an immediate dilution of $0.69 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$0.80
Net tangible book value per share as of March 31, 2014	$0.02
Increase in net tangible book value per share attributable to investors in this offering	$0.09
As adjusted net tangible book value per share after giving effect to this offering		$0.11
Dilution per share to investors in this offering		$0.69

To the extent that outstanding convertible securities are exercised or converted, you will experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

The discussion above is based on shares of common stock outstanding as of March 31, 2014. This number excludes:

•	18,600,181 shares of common stock issuable upon the exercise, or conversion as applicable, of outstanding options (including those issued under our equity compensation plans), warrants and convertible securities having exercise or conversion prices, as applicable, ranging from $0.50 to $3.50 per share and a weighted average exercise or conversion price of $2.15 per share;

•	3,495,105 shares reserved for future issuances and grants pursuant to our equity incentive plans as of March 31, 2014;

•	up to 2,081,988 shares of common stock issuable upon the exercise of the Series A warrants to be sold in this offering;

•	up to 4,163,970 shares of common stock issuable upon the exercise of the Series B warrants to be sold in this offering;

•	up to 4,163,970 shares of common stock issuable upon the exercise of the Series C warrants to be sold in this offering; and

•	up to 326,909 shares of common stock issuable upon the exercise of the warrants to be issued to the placement agent in connection with this offering.

PLAN OF DISTRIBUTION

We are offering up to 4,163,970 units, each consisting of one share of common stock, one-half of a Series A warrant, one Series B warrant and one Series C warrant, each to purchase one share of common stock, at an offering price of $0.80 per unit. Pursuant to an engagement letter agreement dated as of March 25, 2014, as amended, we have engaged H.C. Wainwright & Co., LLC as our placement agent for this offering. H.C. Wainwright is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use their “best efforts” to arrange for the sale of units by us. Subject to the terms and conditions of the engagement letter agreement, the placement agent is using its best efforts to introduce us to selected institutional investors who will purchase the units. Therefore, we may not sell the entire amount of units being offered.

Additionally, the subscription agreement entered into with certain institutional investors in our August 2013 offering, which has previously been filed by us as an exhibit to the Form 8-K on August 20, 2013, grants to each of those investors the right to participate in subsequent financing for a period of twenty four (24) months following the closing of the August 2013 offering. The right allows those investors to participate in future financings in such amount as to maintain their respective beneficial ownership of GenSpera. As a result, those investors may choose to acquire the securities issued pursuant to this offering. Following the effectiveness of this registration statement, such investors will be offered the right to acquire the securities offered by us in this offering.

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Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to eight percent (8%) of the gross proceeds to us from the sale of the units in the offering, provided that, with regard to investors in the August 2013 offering that participated in this offering, we will pay the placement agent a cash fee of four percent (4%). Upon the closing of the offering, we will also pay the placement agent a non-accountable management fee of 0.5% of the aggregate gross proceeds to us from the sale of units in the offering. We will also reimburse the placement agent for its legal expenses incurred in connection with this offering in an amount of $50,000, of which $15,000 has previously been paid and the balance will be due upon the closing of the offering; provided, however, in no event will such reimbursement of legal fees exceed 1.5% of the gross proceeds to us from sale of the units in the offering.

In addition, we have agreed to grant placement agent a warrant to purchase shares of our common stock equal to eight percent (8%) of the aggregate number of shares of common stock sold to such investors in this offering (excluding shares of common stock issuable upon exercise of any warrants issued in this offering), provided that, with regard to investors in the August 2013 offering that participated in this offering, we will grant the placement agent a warrant to purchase four percent (4%) of the number of shares sold to such investors and will grant T.R Winston & Company, LLC a warrant to purchase approximately 12,418 shares pursuant to a prior engagement agreement. We are registering the placement agent warrants and the shares of common stock issuable upon exercise of the warrants. The placement agent warrants and the warrants issued to T.R Winston & Company, LLC will have the same terms as the warrants issued to investors in the offering, except that such placement agent warrants shall have an exercise price equal to the greater of (i) 100% of the aggregate offering price for a unit or (ii) the exercise price of the Series A warrants issued to the investors and shall expire on a date that is no more than five years from the date of effectiveness of this registration statement. Pursuant to the Financial Industry Regulatory Authority, or FINRA, Rule 5110(g), neither the placement agent warrants nor any shares issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

•	by operation of law or by reason of reorganization of our Company;

•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by the holder of the placement agent warrants or related person do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent shall also be entitled to the foregoing cash compensation, adjusted accordingly, with respect to any investors introduced by the placement agent to the Company that invest in any subsequent capital-raising transaction for a 12 month period following the termination of the engagement letter agreement.

We have granted the placement agent a right of first refusal in future financings to act as leader underwriter or manager earning 80% of the economics thereto subject to the following terms (provided that in no event shall such right extend beyond the 36th month anniversary of the effective date of this registration statement):

•	If gross proceeds of the offering herein are greater than $2,000,000, for a term of 10 months following the term of engagement;

•	If gross proceeds of the offering herein are greater than $2,000,000 but less than $3,000,000, for a term of 15 months following the term of engagement;

•	If gross proceeds of the offering herein are greater than $3,000,000 for a term of 18 months following the term of engagement;

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The engagement letter agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

We intend to offer and sell the units offered hereby to institutional investors in certain states. However, we will not make any offer of units in any jurisdiction where the offer is not permitted or exempted.

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Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the placement agent or selling group members, if any, participating in this offering and the placement agent participating in this offering may distribute the prospectus electronically. The representatives may agree to allocate a number of shares to placement agent and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the placement agent and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent in its capacity as placement agent, and should not be relied upon by investors.

DESCRIPTION OF SECURITIES

General

As of March 31, 2014, our authorized capital stock consisted of:

•	150,000,000 shares of common stock, par value $0.0001; and

•	30,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of March 31, 2014, 27,392,100 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the DGCL.

Set forth below is a summary description of all of the material terms of our capital stock and convertible securities. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Warrants to be Sold in this Offering

In connection with this offering, we will issue warrants to purchase up to 10,409,928 shares of our common stock (not including the warrants to be issued to the placement agent) in the following series:

Series A Warrants:	Each Series A warrant entitles the holder to purchase at any time during the period commencing on the date of this offering until the date that is the five year anniversary of the closing date of the offering, 2,081,988 share(s) of our common stock at an exercise price of $1.15 per share (144% of the aggregate offering price for a unit).

Series B Warrants:	Each Series B warrant entitles the holder to purchase at any time during the period commencing on the date of this offering until the date that is the nine month anniversary of the closing date of the offering, 4,163,970 share(s) of our common stock at an exercise price of $0.85 per share (106% of the aggregate offering price for a unit).

Series C Warrants:	Each Series C warrant entitles the holder to purchase at any time during the period commencing on the date of this offering until the date that is the twelve month anniversary of the closing date of the offering, 4,163,970 share(s) of our common stock at an exercise price of $0.85 per share (106% of the aggregate offering price for a unit).

The unit warrants will not be listed or quoted on any other securities exchange. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their unit warrants and receive shares of common stock.

If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is not effective at the time of exercise of the warrants, the unit warrants may only be exercised on a “cashless” basis and will be issued with appropriate restrictive legends unless such shares are eligible for resale without restriction under the Securities Act.

We are not required to issue fractional shares upon the exercise of the unit warrants. Instead, we may choose to purchase the fraction for an amount in cash equal to the current value of the fraction computed on the basis of the closing market price of a share of our common stock on the trading day immediately preceding the exercise date of the unit warrant.

We will attempt to maintain the effectiveness of a current prospectus covering the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value.

The exercise price and the number of shares of common stock issuable upon the exercise of each unit warrant are subject to adjustment upon the happening of certain events, such as recapitalizations, reorganizations, mergers or consolidations.

The unit warrants provide that no exercise will be effected, and the holder of a unit warrant will not have the right to exercise a warrant, if after giving effect to the exercise the holder, together with any affiliates, would beneficially own in excess of, solely at the option of the holder, either 4.99% or 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares upon exercise of such unit warrant.

Placement Agent Warrants

In addition, we have agreed to issue the placement agent a warrant to purchase shares of our common stock equal to eight percent (8%), or in the case of certain investors, four percent (4%) of the aggregate number of shares of common stock sold to such investors in this offering (excluding shares of common stock issuable upon exercise of any warrants issued in this offering). The shares of common stock issuable upon exercise of these warrants are identical to those offered by this prospectus. The placement agent warrants will have the same terms as the warrants issued to the investors in this offering, except that such placement agent’s warrants shall have an exercise price equal to the greater of (i) 100% of the aggregate offering price for a unit or (ii) the exercise price of the Series A warrants issued to the investors and shall expire on a date that is no more than five years from the date of effectiveness of this registration statement and shall be subject to the lock-up restriction required by FINRA Rule 5110(g).

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Warrants

As of March 31, 2014, we had an aggregate of 10,001,591 common stock purchase warrants issued and outstanding with a range of exercise prices from $0.50 to $3.50 per share and an average weighted exercise price of $2.56 per share, consisting of:

Description of Securities	Exercise Price	Expiration Date	Price Adjustment	Callable
Consultant Warrants
60,000 Warrants	$0.50	Jan 2018	Stock Dividends and Splits	No
120,000 Warrants	$1.50	Sep 2014	Stock Dividends and Splits	No
156,667 Warrants	$1.65	May 2015	Stock Dividends and Splits, and Fundamental Transactions	No
25,000 Warrants	$1.94	Aug 2016	Stock Dividends and Splits	No
40,000 Warrants	$2.00	Dec 2015	Stock Dividends and Splits	No
190,000 Warrants	$2.03	Dec 2016	Stock Dividends and Splits	No
5,800 Warrants	$2.40	May 2015	Stock Dividends and Splits and Fundamental Transactions	No
18,000 Warrants	$2.55	Jun 2017	Stock splits, Dividends and Fundamental Transactions	No
150,000 Warrants	$3.00	Jul 2014	Stock Splits, Dividends and Fundamental Transactions	Yes
96,000 Warrants	$3.00	Feb 2019
91,000 Warrants	$3.15	May 2016	Stock Splits and Dividends	Yes
160,667 Warrants	$3.30	Mar 2016	Stock Splits and Dividends	Yes
50,625 Warrants	$3.50	Jun 2015	Stock Splits and Dividends	Yes
Offering Warrants
3,600,024 (1) – Aug 2013 Offering	$1.75	Aug 2018	Stock Splits, Dividends and Fundamental Transactions	No
1,072,570 (2) – Jan/Mar 2013 Offering	$3.00	Mar 2018	Stock Splits and Dividends	No
1,113,241 – 2009 June/July Offering (3)	$3.00	Jun/Jul 2014	Stock Splits, Dividends and Fundamental Transactions	Yes
92,269 — 2009 Sept Offering (4)	$3.00	Sep 2014	Stock Splits, Dividends and Fundamental Transactions	Yes
309,377 (5) — Jan/Mar 2010 Offering	$3.10	Jan/Mar 2015	Stock Splits, Dividends, and Fundamental Transactions	Yes
718,175 — April 2011 Offering (6)	$3.15	Apr. 2016	Stock Splits and Dividends	Yes
1,218,610 — Jan/Feb 2011 Offering (7)	$3.30	Jan/Feb 2016	Stock Splits and Dividends	Yes
713,566 — May 2010 Offering (8)	$3.50	May 2015	Stock Splits, Dividends and Fundamental Transactions	Yes

(1)	Includes 266,668 warrants issued to our placement agents with an average exercise price of $1.75 per share.
(2)	Includes 18,410 warrants issued to our placement agent and finder with an average exercise price of $3.00 per share.
(3)	Includes 100,562 warrants issued to our placement agent and finder with an average exercise price of $3.00 per share.
(4)	Includes 12,267 warrants issued to our placement agent and finder with an average exercise price of $3.00 per share.
(5)	Includes 42,673 warrants issued to our placement agent and finder with an average exercise price of $2.73 per share.
(6)	Includes 36,364 warrants issued to our placement agent and finder with an average exercise price of $3.15 per share.
(7)	Includes 97,805 warrants issued to our placement agent and finder with an average exercise price of $3.24 per share.
(8)	Includes 39,816 warrants issued to our placement agent and finder with an average exercise price of $3.50 per share.

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Options

As of March 31, 2014, we had an aggregate of 8,334,895 common stock purchase options issued and outstanding with an average exercise price of $1.70 per share. The options were issued pursuant to our 2007 Equity Compensation Plan, as amended, and our 2009 Executive Compensation Plan.

Convertible Notes

As of March 31, 2014, we have three convertible promissory notes outstanding that are payable to Dr. Dionne, our Chief Executive Officer, Chief Financial Officer, President and Chairman. The notes have an annual interest rate of 4.2%. The aggregate balance of the notes is $105,000 in principal and $26,847 in accrued interest. The notes and accrued interest are convertible into 263,695 shares of common stock at a price per share of $0.50.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status, and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	provides our board of directors with the ability to alter its bylaws without stockholder approval; and

•	provides that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

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Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 6201 15th Avenue, Brooklyn, NY 11219 and the phone number is (718) 921-8200.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions.  These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•	Company Overview — Discussion of our business plan and strategy in order to provide context for the remainder of MD&A.

•	Critical Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations — Analysis of our financial results comparing the three months ended March 31, 2014 to the comparable period in 2013, and the year ended December 31, 2013 to 2012.

•	Liquidity and Capital Resources — Analysis of changes in our cash flows, and discussion of our financial condition and potential sources of liquidity.

The various sections of this MD&A contain a number of forward-looking statements. Such statements are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing and particularly in the Risk Factors section of this Prospectus. Our actual results may differ materially.

Company Overview

Business

We are a development stage pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including prostate, liver, brain and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a prodrug delivery system that targets release of the drug within the tumor. We believe that if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments.

Plan of Operation

We are currently focused on the clinical development of our lead drug candidate, G-202.

Our major focus over the next twelve months will be to conduct our ongoing Phase II clinical trials in patients with liver cancer and gliblastoma. Assuming a positive signal from our trials, we anticipate developing a subsequent randomized study as part of a path to ultimate registration and marketing approval by the FDA.

As financial resources allow, we also intend to develop clinical programs in prostate and renal cancer. We also anticipate expanding our manufacturing budget in support of our clinical programs.

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Financial

To date, we have devoted a substantial portion of our efforts and financial resources to the development of G-202. G-202 is the only product candidate for which we have conducted clinical trials, and we have not marketed, distributed or sold any products. As a result, since our inception in 2003, we have generated no revenue from product sales and have funded our operations principally through private sales of our equity securities. We have never been profitable and, as of March 31, 2014, we had an accumulated deficit of approximately $34.3 million. We expect to continue to incur significant operating losses for the foreseeable future as we continue the development of our product candidates and advance them through clinical trials.

Our cash and cash equivalents balance at March 31, 2014 was approximately $2.6 million, representing 90% of total assets. Based on our current expected level of operating expenditures, we expect to be able to fund our operation for the next six to nine months. This period could be shortened if there are any significant increases in spending that were not anticipated or other unforeseen events. We anticipate raising the additional cash needed through the private or public sales of equity or debt securities, collaborative arrangements, or a combination thereof, to continue to fund operations and the development of our product candidates. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. If we do not raise sufficient funds in a timely manner, we may be forced to curtail operations, delay or stop our ongoing clinical trials, cease operations altogether, or file for bankruptcy. We currently do not have commitments for future funding from any source nor are in negotiations with regard to a collaborative arrangement.

To preserve cash, we delayed the start of our planned Phase II prostate cancer clinical trial and certain other product development activities. In the event financing is not obtained, we may pursue further cost cutting measures as well as explore the sale of selected assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate additional development programs, these events could have a material adverse effect on our business, results of operations and financial condition.

These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

Product Development of G-202

Our ability to execute our product development plan is wholly dependent on the amount and timing of cash, if any, that we are able to raise. Should we not raise sufficient funds to execute our product development plan, our priority is the continuation and completion of our Phase II clinical study in liver cancer. We believe we have sufficient working capital to fund the Phase II clinical trial in liver cancer to the point where we can determine if such trial will have a positive or negative outcome. Notwithstanding, depending on the rate of enrollment, and the duration of the trial, we may not have sufficient capital to fund the trial through completion.

Our current product development plan of G-202 contemplates the following major initiatives:

•	Conducting a Phase II clinical study in patients with liver cancer.

•	Conducting a Phase II clinical trial in patients with glioblastoma (a form of brain cancer).

•	Initiation of a Phase II clinical study in patients with prostate cancer via a collaborative agreement with a single site in the U.S.

Phase I Clinical Development of G-202

During 2011 and 2012 we conducted a Phase Ia/b clinical trial of G-202 to evaluate safety, understand the pharmacokinetics (the process by which a compound is absorbed, distributed, metabolized, and eliminated by the body) of G-202 in humans, and to determine an appropriate dosing regimen for subsequent clinical studies. This clinical trial is closed to new patient enrollment. We treated a total of 44 patients (includes Phase Ia and Ib). Although our Phase I study was not designed to determine the anti-tumor effects of G-202, encouraging signs were observed, including prolonged disease stabilization in a few liver cancer patients. As a result, we initiated our Phase II clinical trial in liver cancer.

Phase II Clinical Development of G-202

We are conducting a Phase II clinical trial in patients with advanced liver cancer. This trial is being conducted at multiple sites in the U.S. As of May 29, 2014, 18 patients were treated in the study.

In the first quarter of 2014, we entered into a collaborative arrangement and initiated our Phase II clinical trial in patients with glioblastoma. This trial is being initially conducted at a single site in the U.S. As of May 29, 2014, four patients have been treated in the study.

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Significant Accounting Policies

We have prepared our financial statements in conformity with accounting principles generally accepted in the United States, which requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. We base these significant judgments and estimates on historical experience and other applicable assumptions we believe to be reasonable based upon information presently available. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Actual results could materially differ from our estimates under different assumptions, judgments or conditions.

All of our significant accounting policies are discussed in Note 3, Summary of Critical Accounting Policies, to our financial statements, included elsewhere in this Prospectus. We have identified the following as our critical accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions.

We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from those estimates.

Cash and Equivalents — Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts.

Research and Development Costs — Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

Stock-based Compensation — The Company measures the cost of employee services received in exchange for an equity award based on the grant-date fair value of the award. All grants under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted to non-employees is re-measured each period.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility. The Company uses the Black-Scholes option-pricing option model to value its stock option awards which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Fair Value of Financial Instruments — Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions, and are valued using option pricing models which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

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Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC, did not, or are not believed by management, to have a material impact on the Company's present or future financial statements.

Result of Operations

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the three months ended March 31, 2014 and 2013. We do not anticipate generating any revenues during 2014. Net loss for the three months ending March 31, 2014 and 2013 were approximately $1.9 million and $1.3 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled approximately $1.9 million and $1.5 million during the three months ended March 31, 2014 and 2013, respectively. The increase in operating expenses is the result of the following factors.

	Three months ended March 31,		Change in 2014 versus 2013
	2014	2013	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$836	$741	$95	13%
Research and development	1,104	790	314	40%
Total operating expenses	$1,940	$1,531	$409	27%

General and Administrative

General and administrative expenses totaled approximately $0.8 million and $0.7 million for the three months ended March 31, 2014 and 2013, respectively. The increase of approximately $95,000, or 13%, for the three months ended March 31, 2014 compared to the same period in 2013 was primarily attributable to an increase in stock-based compensation, professional fees and consulting expenses, partially offset by a decrease in personnel-related costs.

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Our general and administrative expenses consist primarily of expenditures related to employee compensation, legal, accounting and tax, other professional services, and general operating expenses.

Research and Development Expenses

Research and development expenses totaled approximately $1.1 million and $0.8 million for the three months ended March 31, 2014 and 2013, respectively. The increase of approximately $314,000, or 40%, for the three months ended March 31, 2014 compared to the same period in 2013 was primarily attributable to increases related to manufacturing of approximately $200,000, as well as an increase in legal and patent costs of $135,000, which were partially offset by a decrease in personnel-related costs.

Our research and development expenses consist primarily of expenditures related to manufacturing, clinical trials, employee compensation and consulting costs, and patent related costs.

Gain (loss) on change in fair value of warrant derivative liability

There was no gain (loss) on change in fair value of warrant derivative liability during the three months ended March 31, 2014 compared to an approximately $0.2 million loss during the three months ended March 31, 2013. The change in the fair value of warrant derivative liability in the prior year resulted primarily from the reduction in the expected term and from changes in our stock price during the reported periods. Refer to our Notes to Unaudited Condensed Financial Statements for further discussion on our warrant liability.

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Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the years ending December 31, 2013 and 2012. We do not anticipate generating any revenues during 2014. Net loss for 2013 and 2012 were $5.3 million and $6.9 million, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled $6.4 million and $6.9 million during 2013 and 2012, respectively.  The increase in operating expenses is the result of the following factors.

	Year Ended		Change in 2013
	December 31,		Versus 2012
	2013	2012	$	%
	(amount in thousands)
Operating Expenses
General and administrative	$3,662	$3,953	$(291)	(7)%
Research and development	2,733	2,922	(189)	(6)%
Total operating expense	$6,395	$6,875	$(480)	(7)%

General and Administrative

General and administrative expenses totaled $3.7 million and $4.0 million during 2013 and 2012, respectively. The decrease of $291,000 or 7% for 2013 compared to 2012 was primarily attributable to decreases in stock-based compensation expense and professional expenses related to patents, patent litigation and financing of approximately $518,000, that was partially offset by increases of approximately $226,000 due primarily to personnel-related costs and consulting costs.

Our general and administrative expenses consist primarily of expenditures related to compensation, legal, accounting and tax and other professional, and general operating.

Research and Development

Research and development expenses totaled $2.7 million and $2.9 million during 2013 and 2012, respectively. The decrease of $189,000 or 6% for 2013 compared to 2012 was attributable to decreases related to stock compensation expense, toxicology and manufacturing of approximately $616,000, which were partially offset by an increase of $427,000 in personnel-related costs, as well as increases in clinical trial expense due to our Phase II clinical trial in liver cancer.

Our research and development expenses consist primarily of expenditures related to toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

Other Income (Expense)

Other income (expense) totaled approximately $1.1 million and ($45,000) for 2013 and 2012, respectively.

	Year Ended		Change in 2013
	December 31,		Versus 2012
	2013	2012	$	%
	(amount in thousands)
(Loss) gain on change in fair value of warrant derivative liability	$1,096	$(50)	$1,146	2,292%
Interest income	(3)	5	(8)	(160)%
Total other income (expense)	$1,093	$(45)	$(1,138)	2,529%

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(Loss) gain on change in fair value of warrant derivative liability

The (loss) gain on change in fair value of the warrant derivative liability totaled approximately $1.1 million gain during 2013 compared to a $50,000 loss during 2012, respectively. The change in the fair value of the warrant derivative liability resulted primarily from the expiration of the related warrants and the changes in our stock price and volatility of our common stock during the reported periods. Refer to Note 11 of our Notes to Financial Statements for further discussion on our warrant liability.

Interest income (expense)

We had net interest expense of approximately $3,000 and net interest income of approximately $5,000 for the year ended December 31, 2013 and 2012, respectively. The decrease of $8,000 was attributable to a decrease in interest earned on average outstanding cash balances.

Liquidity and Capital Resources

We have incurred losses since our inception in 2003 as a result of significant expenditures for operations and research and development and the lack of any approved products to generate revenue. We have a deficit accumulated of $34.3 and $32.4 million as of March 31, 2014 and December 31, 2013, respectively, and anticipate that we will continue to incur additional losses for the foreseeable future. To date, we have funded our operations through the private sale of our equity securities and exercise of warrants, resulting in total gross proceeds of $25.1 million. Cash and cash equivalents were $2.6 and $3.6 million at March 31, 2014 and December 31, 2013, respectively.

Based on our current level of expected operating expenditures, we expect to be able to fund our operations for the next nine to twelve months from our year end. This assumes that we spend minimally on general operations and only continue conducting our ongoing Phase II clinical trials, and that we do not encounter any unexpected events or other circumstances that could shorten this time period.

We are actively seeking sources of financing to fund our continued operations and research and development programs. To raise additional capital, we may sell shares of equity or debt securities, or enter into collaborative, strategic and/or licensing transactions. There can be no assurance that we will be able to complete any financing transaction in a timely manner or on acceptable terms or otherwise. If we are not able to raise additional cash, we may be forced to further delay, curtail, or cease development of our product candidates, or cease operations altogether.

	Three months ended		Year Ended
	March 31,		December 31,
	2014	2013	2013	2012
	(amounts in thousands)		(amounts in thousands)
Cash at beginning of period	$3,587	$2,345	$2,345	$5,530
Net cash used in operating activities	(1,009)	(1,010)	(4,707)	(4,521)
Net cash used in investing activities	(2)	(1)	(8)	(7)
Net cash provided by financing activities	-	1,219	5,957	1,343
Cash at end of period	$2,576	$2,553	$3,587	$2,345

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $1.0 million for each of the three months ended March 31, 2014 and 2013, respectively. The small decrease in cash used for operations during the three months ended March 31, 2014, compared to the same period in 2013, was primarily attributable to an increase in our net loss compared to the prior year as a result of increases in research and development related costs, partially offset by increases in stock-based compensation, changes in the derivative liability and other accrued expenses.

Net cash used in operating activities was $4.7 million and $4.5 million during the years ended 2013 and 2012, respectively. The increase of $0.2 million in cash used during 2013 compared to 2012 was primarily attributable to a decrease in net loss of approximately $1.6 million, offset by a decrease of $2.5 million in our derivative liability and accounts payable and accrued expenses, partially offset by an increase of $0.7 million in stock-based compensation.

Net Cash Used in Investing Activities

Cash used in investing activities was $8,000 and $7,000 for 2013 and 2012, respectively. The increase was due to purchases of office equipment in 2013 and 2012.

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Net Cash Provided by Financing Activities

There was no cash provided by financing activities for the three months ended March 31, 2014, compared to cash provided by financing activities of approximately $1.2 million for the three months ended March 31, 2013. Cash provided by financing activities for the three months ended March 31, 2013 is attributed to the sale of common stock and warrants and the exercise of outstanding warrants during the prior year.

During 2013, we received net proceeds of $6.0 million from the sales of our securities in private placements and the exercise of warrants compared to $0.7 million during 2012. We are actively seeking sources of financing to fund our continued operations and research and development programs.

OUR BUSINESS

We are a development stage pharmaceutical company focused on the development of prodrug cancer therapeutics for the treatment of solid tumors including prostate, liver, brain and other cancers. A prodrug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor. Our technology platform combines a powerful, plant-derived cytotoxin with a prodrug delivery system that targets release of the drug within the tumor. We believe that, if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments.

Our primary focus at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose-escalation safety, tolerability and dose refinement study in which two liver cancer (hepatocellular carcinoma or HCC) patients experienced prolonged disease stabilization of 13 and 11 months. As a result of encouraging observations in our Phase Ia/Ib trial with regard to liver cancer patients, we initiated a Phase II clinical trial to test the utility of G-202 in patients with liver cancer. This trial is being conducted at multiple sites in the U.S. As of May 29, 2014, 18 patients have been treated, of which the majority of the patients treated are considered to be evaluable.

In the first quarter of 2014, we entered into a collaborative arrangement and initiated our Phase II clinical trial in patients with glioblastoma. This trial is being initially conducted at a single site in the U.S. As of May 29, 2014, four patients have been treated in the study.

We were incorporated in the State of Delaware in November 2003 and our principal office is located in San Antonio, Texas. Since our inception, we have invested a substantial portion of our efforts and financial resources in the development of G-202. G-202 is the only product candidate for which we have conducted clinical trials, and to date we have not marketed, distributed or sold any products. We have generated no revenues from the sale of our product candidates and have experienced substantial net operating losses.

Strategy

Our Business Strategy

We are currently focused on the clinical development of G-202, our lead drug candidate. Our capacity to execute our plans as described in this Prospectus is dependent on a number of factors, including the outcome of our ongoing clinical trials as well as our ability to raise sufficient capital. We may also seek to enter collaborative or partnering arrangements to fund or conduct portions of our development plan.

Our current strategy contemplates the following major initiatives:

•	Conducting a Phase II clinical study in patients with liver cancer.

•	Conducting a Phase II clinical trial in patients with glioblastoma (a form of brain cancer).

•	Initiation of a Phase II clinical study in patients with prostate cancer via a collaborative agreement with a single site in the U.S.

Our Clinical Development Strategy

We intend to conduct several Phase II clinical trials to determine the therapeutic efficacy of G-202 in cancer patients. We anticipate that G-202 will be therapeutically effective in a wide range of solid tumor types and have chosen to first evaluate the drug in liver cancer, glioblastoma and prostate cancer.

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G-202 CLINICAL DEVELOPMENT PIPELINE
Indication	Status
Solid Tumors	Completed Phase Ia/b safety, tolerability and dosing refinement study. Closed to further enrollment.

Hepatocellular Carcinoma (liver cancer)	Ongoing Phase II trial with 18 patients treated to date. Received Orphan Drug designation.

Glioblastoma (brain cancer)	Ongoing Phase II trial with four patients treated to date.

Prostate Cancer	Anticipate commencing a Phase II trial in the second quarter of 2014.

Hepatocellular Carcinoma (Liver Cancer)

Primary hepatocellular carcinoma is cancer that forms in the tissues of the liver. Estimates for liver and intrahepatic bile duct cancer in the U.S. for 2013 are about 30,640 new cases and 21,670 deaths. Incidence of hepatocellular carcinoma in the U.S. is rising, principally in relation to the spread of hepatitis C infection. It is the most common cancer in some parts of the world, with more than 1 million new cases diagnosed each year. Hepatocellular carcinoma is potentially curable by surgical resection, but surgery is the treatment of choice for only the small fraction of patients with localized disease. Prognosis depends on the degree of local tumor replacement and the extent of liver function impairment. Treatment options for people with liver cancer are surgery (including liver transplant), ablation, embolization, targeted therapy, radiation therapy, and chemotherapy, for which there is only one approved drug (sorafenib), or a combination of these options. There is no standard therapy for patients with advanced metastatic liver cancer.

Glioblastoma multiforme (Brain Cancer)

There are approximately 10,000 new cases of malignant glioblastoma diagnosed each year in the United States and despite optimal treatment, the median survival for these patients is only 12 – 15 months. Treatment commonly consists of surgery followed by treatment with radiation and the drug temozolomide. There are a few drugs that have been approved in patients that have recurrent tumors but none have been shown to promote long-term tumor stabilization or survival.

Prostate Cancer

Prostate cancer forms in tissues of the prostate (a gland in the male reproductive system found below the bladder and in front of the rectum).  Other than skin cancer, prostate cancer is the most common cancer in American men and is the second leading cause of cancer death in American men, behind only lung cancer. Estimates for prostate cancer in the U.S. for 2013 are about 238,590 new cases and about 29,720 deaths. About 1 man in 6 will be diagnosed with prostate cancer during his lifetime and occurs mainly in men aged 65 or older. Depending on the situation, the treatment options for men with prostate cancer may include:  expectant management (watchful waiting) or active surveillance; surgery; radiation therapy; cryosurgery; hormone therapy; chemotherapy; and vaccine treatment.  These treatments are generally used one at a time, although in some cases they may be combined.

Clinical Trials

Phase I Clinical Development of G-202 – Solid Tumors

During 2011 and 2012, we were engaged in conducting our Phase Ia/b clinical trial of G-202. The purpose of the trial was to evaluate safety, understand the pharmacokinetics (the process by which a compound is absorbed, distributed, metabolized, and eliminated by the body) of G-202 in humans, and to determine an appropriate dosing regimen for subsequent clinical studies.

In the Phase Ia portion, 28 patients were treated in eight individual cohorts with each subsequent cohort receiving a higher dose of drug until a Maximum Tolerated Dose (MTD) was identified. The Phase Ia portion was conducted in refractory cancer patients (those who have relapsed after former treatments) with any type of solid tumors. This strategy was intended to facilitate enrollment and provide a preliminary indication of safety across a wider variety of patients with different prior treatment regimens. We treated 28 patients in the Phase Ia portion of the trial at doses ranging from 1.2 mg/m2/dose (approximately 2 mg/dose) up to 88 mg/m2/dose (approximately 150 mg/dose). The drug exposure in patients receiving the higher doses of G-202 falls within the range associated with anti-tumor efficacy in animal models. The MTD of G-202 was identified in this dose escalation portion of the Phase I study.

We further evaluated G-202 in sixteen additional patients in a Phase Ib continuation of the clinical trial. The Phase Ib portion of the trial was designed to further refine a dosing regimen, obtain more safety data and determine a recommended dose for our anticipated Phase II clinical studies. Of these sixteen patients, five were primary liver cancer patients who had tumor progression after previous treatment with sorafenib, which is the only drug approved for this indication. Median progression-free survival in this patient population is typically two months. Two of these liver cancer patients, who were enrolled with metastatic disease, experienced prolonged disease stabilization of 13 and 11 months after initiation of treatment with G-202. Although our Phase I study was not designed to determine the anti-tumor effects of G-202, we view these data as encouraging; however, there can be no assurance that these or any early observations will be reproduced in subsequent studies.

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Phase II Clinical Development of G-202 – Hepatocellular Carcinoma (Liver Cancer)

In 2012, we obtained clearance from the FDA to initiate our Phase II clinical trial entitled, “A Phase II, Multicenter, Single-Arm Study of G-202 as Second-Line Therapy Following Sorafenib for Adult Patients with Progressive Advanced Hepatocellular Carcinoma.” This trial is being conducted at multiple sites in the U.S. and requires seventeen evaluable patients for projected data analysis. As of May 29, 2014, 18 patients have been treated in the study.

Phase II Clinical Development of G-202 – Glioblastoma (Brain Cancer)

During the first quarter of 2014, we entered into a collaborative arrangement and commenced our Phase II clinical trial in patients with glioblastoma, entitled, “An Open-Label, Single-Arm, Phase II Study to Evaluate the Efficacy, Safety and CNS Exposure of G-202 in Patients with Recurrent or Progressive Glioblastoma.” This trial is being conducted at a single site in the U.S. To date we have treated four patients.

Development Strategy

Under the planning and direction of key personnel, we expect to continue to outsource all of our preclinical development (e.g., toxicology), manufacturing, and clinical development activities to contract research organizations (CROs) and contract manufacturing organizations (CMOs). Our contract CROs and CMOs are required to comply with federal, state and FDA regulations including Good Manufacturing Practices (cGMP), Good Clinical Practices (GCP), and Good Lab Practices (GLP).

The current form of G-202 is delivered to patients by intravenous infusion, a typical form of delivery for most chemotherapeutic treatments. We have completed preliminary development on an injectable form of G-202 that we believe could add significant value and benefits for: patients (shorter time for drug administration); oncologists (ease of delivery to patient); strengthening our patent portfolio; and enhancing market competitiveness.

Our Technology

Our approach is to identify specific enzymes that are found at high levels in tumors relative to other tissues in the body. Upon identifying these enzymes, we attempt to create a peptide that is recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. We then use the peptide as the masking/targeting agent and attach it to our “cytotoxin” to create a prodrug. We believe that this double layer of recognition adds to the tumor-targeting found in our prodrugs.

Cytotoxin—Thapsigargin

Thapsigargin is a cytotoxin found within the plant Thapsia garganica that grows wild in the Mediterranean region. This cytotoxin has been found to kill cancer cells independent of growth rate (fast-, slow- and non-dividing cells) and is the active toxic ingredient contained in our prodrugs. Thapsigargin is a potent inhibitor of the intracellular sarcoplasmic/endoplasmic reticulum calcium adenosine triphosphastase (SERCA) pump protein, consequently causing calcium levels to rise significantly and trigger apoptosis (cell death). We chemically modify thapsigargin to create the molecule 12ADT that retains all the potent cell-killing attributes of thapsigargin, but contains a new structure that can be coupled to a masking/targeting agent. Our prodrugs are manufactured by attaching a specific peptide to 12ADT.

Masking/Targeting Agent

We use peptides to mask the cytotoxin and target the tumor (masking/targeting agents). Peptides are short strings of amino-acids, the building blocks of many components found in cells. When attached to 12ADT, they have the potential to make the cytotoxin inactive and once the peptide is removed from 12ADT, the cytotoxin is active again. Our technology attempts to take advantage of the fact that the masking peptides can be removed by chemical reactors in the body called enzymes, and that the recognition of particular peptides by particular enzymes can be very specific. The peptides also make 12ADT soluble in blood. When the masking peptide is removed, 12ADT returns to its natural insoluble state and precipitates directly into nearby tumor cells.

Our Prodrug Therapies

Cancer chemotherapy involves treating patients with cytotoxic drugs (compounds or agents that are toxic to cells). Chemotherapy is often combined with surgery or radiation in the treatment of early-stage disease and it is the preferred, or only, treatment option for many forms of cancer in later stages of the disease. However, major drawbacks of chemotherapy include, but are not limited to:

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•	Side effects — non-cancer cells in the body are also affected, often leading to serious side effects, which may include the destruction of bone marrow, damage to digestive tract cells, and hair loss.

•	Incomplete tumor kill — many of the leading chemotherapeutic agents act during the process of cell division and may be effective on tumors comprised of rapidly-dividing cells, but are much less effective on tumors that contain slowly dividing cells.

•	Resistance — tumors will often develop resistance to current drugs after repeated exposure, thereby limiting the effectiveness of such therapies over multiple dosing.

Prodrug chemotherapy is a relatively new approach to cancer treatment that is being explored as a means of delivering higher concentrations of cytotoxic agents at the tumor location while avoiding or decreasing toxicity in the rest of the body. An inactive form of a cytotoxin is administered to the patient. The prodrug is converted into the active cytotoxin preferentially at the tumor site. We believe that our lead compound, G-202, may overcome a number of drawbacks associated with current cancer drugs, including:

•	Reduced side effects — our lead compound, G-202, appears to be well-tolerated in cancer patients with reduced side effects compared to traditional chemotherapeutic agents, particularly exhibiting significantly less or no effect on the patient’s bone marrow.

•	Cell-killing activity — our prodrugs have been shown in animal cancer models to kill slowly-dividing, non-dividing, as well as rapidly-dividing cancer cells.

•	Lack of acquired drug resistance — testing in animal models of cancer indicated no development of resistance to G-202 after multiple cycles of treatment with G-202

As a result of our Phase I clinical trial, we advanced G-202 into Phase II clinical trials.

Our Prodrug Development Candidates

We currently have identified four prodrug candidates based on our technology, as summarized in the table below. At this time we are focused exclusively on the clinical development of G-202 and have deferred further development of the other prodrug candidates.

Prodrug Candidate	Activating Enzyme	Target Location of Active Enzyme	Status
G-202	Prostate Specific Membrane Antigen (PSMA)	The blood vessels of most solid tumors	•	Phase II

G-115	Prostate Specific Antigen (PSA)	Prostate cancers	•	Pilot toxicology completed
			•	Limited pre-clinical development

G-114	Prostate Specific Antigen (PSA)	Prostate cancers	•	Validated efficacy in pre-clinical animal models (Johns Hopkins University)

G-301	Human glandular kallikrein 2 (hK2)	Prostate cancers	•	Validated efficacy in pre-clinical animal models (Johns Hopkins University)

The enzymes that we target with our prodrugs are found in very specific places within the body and within the tumors. Our lead drug candidate, G-202, is activated by the enzyme Prostate Specific Membrane Antigen, or PSMA, which is found in prostate epithelial cells in the normal prostate, in prostate cancer cells, and in vascular endothelial cells (blood vessels) found in almost all solid tumors. Thus, we expect that G-202 may be used in the treatment of almost all solid tumors. Importantly, we believe that G-202 may work by destroying the tumor vasculature, thus starving the tumor to death.

G-115 is activated by the enzyme Prostate Specific Antigen, or PSA, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. PSA is found in the bloodstream and is a known tumor marker for prostate cancer, but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, PSA is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-115. G-301 is activated by the enzyme Human Glandular Kallikrein 2, or hK2, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. The enzyme hK2 is found in the bloodstream and is known as a tumor marker for prostate cancer but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, hK2 is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-301. Both G-115 and G-301 are believed to be useful in the treatment of prostate cancers only and not to be useful for the treatment of other cancers.

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Market and Competitive Considerations

The table below summarizes a number of the potential U.S. target markets for our proposed drug candidates:

	2013 Estimated Number of
Cancer Type	New Cases	Deaths
Prostate	238,590	29,720
Breast	232,340	39,620
Liver & intrahepatic bile duct	30,640	21,670
Brain & other nervous system	23,130	14,080
Source: CA Cancer J. Clin 2013; 63: 11-30

The Therapeutic Opportunity for Our Drug Candidates

We believe that current anti-angiogenesis drugs (drugs that disrupt the blood supply to tumors) validate the clinical approach and market potential of our drug candidate, G-202. Angiogenesis is the physiological process involving the growth of new blood vessels from pre-existing vessels and is a normal process in growth and development, as well as in wound healing. Angiogenesis is also a fundamental step in the development of tumors from a clinically insignificant size to a malignant state because no tumor can grow beyond a few millimeters in size without the nutrition and oxygenation that comes from an associated blood supply. Interrupting this process has been targeted as a point of intervention for slowing or reversing tumor growth. An example of an anti-angiogenic approach is the FDA approved drug, Avastin™, a monoclonal antibody that inhibits the activity of Vascular Endothelial Growth Factor, which is important for the growth and survival of endothelial cells.

Avastin and other anti-angiogenic drugs have only a limited therapeutic effect with increased median patient survival times of only a few months. Our approach is designed to destroy both the existing and newly growing tumor vasculature, rather than just block new blood vessel formation. We anticipate that this approach will lead to a more immediate collapse of the tumor’s nutrient supply and consequently an enhanced rate and degree of tumor destruction.

Competition

The pharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future. Although we are not aware of any competitor who is developing a drug that is designed to destroy both the existing and newly growing tumor vasculature in a manner similar to our drug candidates, there are several marketed drugs and drugs in development that attack tumor-associated blood vessels to some degree. For example, Avastin™ is a marketed product that acts predominantly as an anti-angiogenic agent. Zybrestat™ is another drug in development that is described as a vascular-disrupting agent that inhibits blood flow to tumors. Nexavar TM and Sutent TM are two other approved drugs that appear to work in part through anti-angiogenic mechanisms. It is impossible to accurately ascertain how well our drugs will compete against these or other products that may be in the marketplace until we have more complete human patient data for comparison.

Intellectual Property

We regard the protection of patents and other intellectual property rights that we own or license as critical to our business and competitive position. To protect our intellectual property, we rely on patent, trade secret and copyright law, as well as confidentiality, nondisclosure, assignment of invention and other contractual arrangements with our officers, directors, employees, consultants, investigators, clinical trial sites, contractors, collaborators and other third parties to whom we disclose confidential information. Our policy is to pursue patent applications on inventions and discoveries that we believe are commercially important to the development and growth of our business. We solely own or have exclusive licenses to all of our patents and patent applications.

Our pipeline currently includes four prodrug product candidates: G-202 (solid tumors), G-114 (prostate cancer), G-115 (prostate cancer) and G-301 (prostate cancer). Our patent portfolio is currently composed of: 11 issued U.S. patents; 3 pending U.S. non-provisional patent applications; 3 pending Patent Cooperation Treaty, or PCT, applications; and 1 pending European patent application (also registered in Hong Kong), which relates to the PCT application.

When appropriate, we plan to continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe would provide us with a competitive advantage. We expect to be able to accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States as well as foreign countries, where applicable. In addition, we may obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

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In addition to and separate from patent protection, G-202 for the treatment of hepatocellular carcinoma has been granted orphan drug designation under the Orphan Drug Act of 1983, as amended, which was enacted to provide incentives to pharmaceutical companies who create treatments for rare diseases. It does so by granting seven years of exclusivity after approval of a drug in the rare disease, or "orphan" indication. During the seven year period, the FDA may not grant marketing authorization (e.g. to a generic manufacturer) for the same drug for the orphan indication.

We are currently involved in legal proceedings related to certain of our licensed patents. See the section of this prospectus entitled “Legal Proceedings”.

Outsource Manufacturing

We do not plan to develop company-owned or company-operated manufacturing facilities. We outsource all drug manufacturing to contract manufacturers that are required to operate in compliance with cGMP. We may also seek to refine the current manufacturing process in order to achieve improvements in efficiency, costs, purity and the like as well as address different drug formulations to achieve improvements in stability and/or drug delivery.

Supply of Raw Materials – Thapsibiza SL

To our knowledge, there is only one commercial supplier of Thapsia garganica seeds. In April 2007, we obtained the proper permits from the U.S. Department of Agriculture (the USDA) for the importation of Thapsia garganica seeds. In April 2012, we entered into a five year sole source agreement with Thapsibiza, SL. Either party can extend the agreement for an additional five years by providing 30 days written notice prior to the expiration date. Pursuant to the terms of the agreement, Thapsibiza, SL has agreed to exclusively provide us Thapsia garganica seeds while we retain the right to seek additional suppliers. The agreement requires us to purchase minimum quantities of seeds per harvest period.

Long-term Supply of Raw Materials

We believe that we presently have sufficient supply of Thapsia garganica seeds in storage that we anticipate needing to complete our clinical trials as currently planned. However, in order to secure a long-term, stable supply of thapsigargin starting material, we are engaged in two ongoing research projects, including traditional cultivation and metabolic engineering of moss cells.

We are funding an ongoing Thapsia garganica cultivation project with Thapsibiza, SL. It is known that thapsigargin is produced in the various parts of the plant and we are evaluating the most cost-effective way to produce thapsigargin, whether it is extracted from seedlings, early roots, stems and/or shoots or from seeds of the mature plant. Reliable germination methods are established and transfer of plantings from greenhouse to fields appears straightforward. At the current time, we believe traditional cultivation, farming and harvesting of Thapsia garganica is the most reliable and straightforward source of thapsigargin starting material.

We are also co-funding a moss project at the University of Copenhagen. A major goal of the project entitled SPOTLight (Sustainable Production of Thapsigargin using Light) is to produce thapsigargin in high yields in genetically modified moss cells thus enabling an inexpensive year-round supply of thapsigargin for drug manufacturing. The SPOTLight project is primarily funded by a DKK 18.3M (approximately $3.5M USD) grant from The Danish Council for Strategic Research and is directed by Dr. Søren Brøgger Christensen, Professor at the University of Copenhagen, member of our Scientific Advisory Board and the scientist responsible for the initial isolation and characterization of thapsigargin. We have co-funded the project. As a result, under the terms of our agreement, we have obtained an exclusive, milestone- and royalty-free, fully paid license to the resulting moss cell lines necessary to generate thapsigargin or its chemical precursors. We recognize that this is an ambitious project and that the goal of having a thapsigargin-producing cell line may not be reached. However, even if the project can only generate cell lines that produce chemical precursors of thapsigargin, this might form the basis of a semi-synthetic route to thapsigargin on a commercially viable scale.

FDA Approval Process

Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as part of an Investigational New Drug (IND) application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to assess safety, tolerability and to evaluate the pattern of drug distribution within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. (In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety, in which case it is referred to as a Phase I/II trial.) In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. All adverse events must be reported to the FDA. Monitoring of all aspects of the study to minimize risks is a continuing process.

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The results of the preclinical and clinical testing on non-biologic drugs and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (NDA) for approval prior to commencement of commercial sales. In responding to an NDA submission, the FDA may grant marketing approval, may request additional information, may deny the application if it determines that the application does not provide an adequate basis for approval, and may also refuse to review an application that has been submitted if it determines that the application does not provide an adequate basis for filing and review. There can be no assurance that approvals would be granted on a timely basis, if at all, for any of our proposed products.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries is necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (EU), and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

Other Regulations

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our business. Additionally, we are subject to regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and Securities and Exchange Commission regulations. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Scientific Advisory Board

We have access to a number of academic and industry advisors with expertise in clinical and pharmaceutical development. Members of our Scientific Advisory Board, or SAB, meet with our management and key scientific employees on an ad hoc basis to provide advice in their respective areas of expertise and further assist us by periodically reviewing with management our preclinical and clinical activities. The members of our SAB are Søren Brøgger Christensen, PhD, Samuel R. Denmeade, MD, and John T. Isaacs, PhD. Our SAB members possess deep insight into our technologies and our drug candidate’s mechanism of action which is instrumental in advancing our clinical and development programs. Our SAB members have already made significant contributions to our current clinical development programs, providing input on trial protocols and endpoint design. In connection with a member’s retention on our SAB, we have entered into confidentiality agreements as well as assignment of invention agreements, subject to the member respective obligations and responsibilities to any institution or institutions at which they are employed.

Employees

As of March 31, 2014, we employed 2 full-time individuals who are also our executive officers, all of whom hold advanced degrees. In addition, from time to time on an as needed basis, we contract with approximately 12 consultants to assist in activities related to our operations and research and development plan.

Corporate History

We were incorporated in the state of Delaware in 2003. Our activities during the period of 2004-2007 were limited to the continued prosecution of our relevant patents and the development of our intellectual property. In early 2004, we obtained an exclusive option to secure an exclusive license to certain intellectual property rights developed by Johns Hopkins University and assigned to Drs. John Isaacs, Soren Christensen, Hans Lilja, and Samuel Denmeade, the co-inventors of our technology. Subsequently, that option was formalized and we obtained an irrevocable, fully paid-up, exclusive license (subject to possible U.S. government rights and research rights) to all rights in that technology.

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PROPERTIES

Our executive offices are located at 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258. We lease this facility, consisting of approximately 2,376 square feet, for $4,653 per month. Our lease expires on October 14, 2015. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

LEGAL PROCEEDINGS

Except as described below, as of the date of this Report, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and, to our knowledge, there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

•	On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. sec. 256. Between April 26, 2012 and October 1, 2012, the parties conducted fact discovery. Between October 1, 2012 and December 1, 2012, the parties conducted limited expert discovery. On November 1, 2012, Mhaka filed a separate complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). In the complaint, Mhaka alleged that the defendants are liable under various state law tort theories for the same alleged conduct that formed the basis for her prior inventorship claim. In her prayer for relief, Mhaka sought unspecified damages from the defendants but did not seek to alter the inventorship or ownership of the ‘354 patent or ‘648 patent. On November 8, 2012, the defendants removed this second action to the United States District Court for the District of Maryland, and on November 16, 2012, the defendants moved to dismiss all claims in the complaint, asserting (among other things) that the claims were preempted by federal patent law.

•	On January 24, 2013, the Court heard GenSpera’s motion for summary judgment in the original case and the defendants’ motion to dismiss in the second case. On May 1, 2013, the Court granted GenSpera’s motion for summary judgment in the original case. In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256. Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. Fact discovery was completed on December 13, 2013, and expert discovery was completed on March 28, 2014. On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s claims are barred by the applicable statute of limitations, and GenSpera joined in the motion. The briefing on that motion is now complete. GenSpera filed a separate motion for summary judgment on May 6, 2014. Mhaka’s opposition to that motion is due to be filed on or before May 28, 2014. GenSpera’s reply brief in support of the motion is due on June 4, 2014. Further scheduling, as appropriate, is to be set after resolution of summary judgment motions.

OUR MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth the current members of our board of directors, as well as information with regard to our executive officers, and information concerning their ages and background. All directors hold office until the next annual meeting of stockholders or until their respective successors are elected, except in the case of death, resignation or removal:

Name	Position	Age	Director Since
Executive Officers
Craig A. Dionne, PhD	Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors	57	11/2003
Russell Richerson, PhD	Chief Operating Officer and Secretary	62	—

Non-employee Directors
Peter E. Grebow, PhD	Director	67	05/2012
Bo Jesper Hansen, MD, PhD	Director	55	08/2010
Scott V. Ogilvie	Director	59	03/2008

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Craig A. Dionne, PhD serves as our Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors. Dr. Dionne is one of our founders and has served on our board since November 2003. He has over 25 years of experience in the pharmaceutical industry, including direct experience identifying promising oncology treatments and bringing them through clinical trials. For example, he served for five years as Vice President Discovery Research at Cephalon, Inc. where he was responsible for its oncology and neurobiology drug discovery and development programs. Dr. Dionne has also recently served as Executive Vice President at the Prostate Cancer Research Foundation. In addition to extensive executive experience, Dr. Dionne’s productive scientific career has led to 6 issued patents and co-authorship of many scientific papers. In evaluating Dr. Dionne’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his 25 year career in pharmaceutical drug discovery and development, prior work for our company in addition to being one of our founders, familiarity with our technologies, and academic background. Dr. Dionne earned his BS in biochemistry in 1979 from Louisiana State University, Baton Rouge, Louisiana and his PhD in biochemistry in 1984 from the University of Texas at Austin. Dr. Dionne received post-doctoral training at the Dana-Farber Cancer Institute with a joint appointment at Harvard Medical School.

Russell Richerson, PhD serves as our Chief Operations Officer and Secretary. Dr. Richerson has over 25 years of experience in the biotechnology/diagnostics industry, including 11 years at Abbott Laboratories in numerous management roles. Most recently, he has served as Vice President of Diagnostic Research and Development at Prometheus Laboratories (2001 – 2004) and then as Chief Operating Officer of the Molecular Profiling Institute (2005 – 2008). Dr. Richerson also served as Vice President of Operations of International Genomics Consortium or IGC from 2005 to 2008. Commencing in August of 2011, Dr. Richerson joined the IGC board of directors. Dr. Richerson received his BS in 1974 from Louisiana State University, Baton Rouge, Louisiana and his PhD in 1983 from the University of Texas at Austin.

Peter E. Grebow, PhD joined our board in May of 2012. Dr. Grebow is President and founder of P.E. Grebow Consulting, Inc. which he formed in 2011. He also serves as Executive Vice President of Research and Development at Eagle Pharmaceuticals, Inc. since October, 2013.  From 1991 to 2011, Dr. Grebow held several key positions with Cephalon, Inc. (now Teva Pharmaceuticals), a biopharmaceutical company, including Executive Vice President, Cephalon Ventures, Executive Vice President, Technical Operations, Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development. Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., a pharmaceutical company, from 1986 to 1990. Dr. Grebow served as a director of Optimer Pharmaceuticals from February 2009 until October, 2013. Dr. Grebow has also served as a director of Q Holdings, Inc. since December 2011 and Complexa, Inc. since 2011. Dr. Grebow received his undergraduate degree from Cornell University, an MS in chemistry from Rutgers University and a PhD in physical biochemistry from the University of California, Santa Barbara. Dr. Grebow's demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

Bo Jesper Hansen, MD, PhD has served as a director on our board since August 2010. Dr. Hansen is currently the Executive Chairman of the Board of Swedish Orphan Biovitrum AB (STO: SOBI), an international growth company specializing in the development, registration, marketing and distribution of pharmaceutical drugs for rare and life-threatening diseases. Dr. Hansen has held the position since January 2010 as a result of the merger of Swedish Orphan International AB Group and Biovitrum. Prior to the merger, Dr. Hansen served in numerous positions with Swedish Orphan International AB Group, including, from 1998 to 2010, CEO, President and Director of the Board. Dr. Hanson’s responsibilities at the company include establishment, development and expansion of the company’s operations in Europe, Japan, the Americas and Australia. Dr. Hansen holds a Doctor of Medicine degree from the University of Copenhagen with a specialty in urology. Dr. Hansen also serves on the boards of CMC AB, Orphazyme ApS, Newron (SIX; NWRN) and TopoTarget A/S (NASDAQ OMX: TOPO), and Hyperion Therapeutics Inc. (NASDAQ, HPTX), and Ablynx NV (ABLX). In evaluating Dr. Hansen’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work with both public and private organizations, including his experience in building biopharmaceutical organizations, his strong business development background and experience with mergers and acquisitions and his past experience and relationships in the biopharma and biotech fields.

Scott V. Ogilvie has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Additionally, Mr. Ogilvie has served as a partner of Wirthlin Worldwide International, a private strategic advisory and M&A firm, since September 2011. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE MKT: CUR) and Research Solutions, Inc. (OTCBB: RRS). Mr. Ogilvie also served on the board of directors of Preferred Voice Inc. (OTCQB: PRFV), Innovative Card Technologies, Inc. (OTCBB: INVC), National Healthcare Exchange, Inc. (OTCBB: NHXS) and Derycz Scientific, Inc. (OTCQB: DYSC). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

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Code of Ethics

We have adopted a "Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code can be viewed on our website at www.genspera.com. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

CORPORATE GOVERNANCE

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rules 4200. Pursuant to the definition, the Company has determined that Messrs. Ogilvie, Grebow and Hansen qualify as independent.

Committees

The board of directors has established three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, and (3) a Leadership Development and Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. All of the committee charters are available on our web site at www.genspera.com. The committee membership and the function of each of the committees are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee
Peter E. Grebow, PhD	Member	Chair	Member
Bo Jesper Hansen, MD, PhD	Member	Member	Chair
Scott V. Ogilvie	Chair	Member	Member

Executive compensation is determined by the Leadership Development and Compensation Committee.

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.

•	Evaluating the qualifications, independence and performance of our independent auditors.

•	Approving the audit and non-audit services to be performed by our independent auditors.

•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

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•	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.

•	Reviewing regulatory filings with management and our auditors.

•	Preparing any report the SEC requires for inclusion in our annual proxy statement.

Our Audit Committee is currently comprised of Scott V. Ogilvie, Peter Grebow, PhD and Bo Jesper Hansen, MD, PhD, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and rule 5605(a)(2) of the Marketplace Rules of NASDAQ. Additionally, our board has determined that Scott V. Ogilvie and Bo Jesper Hansen, MD, PhD are each an audit committee financial expert as defined under the rules of the SEC. A copy of the charter is available on our website at www.genspera.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

•	Evaluating the composition, size, organization and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees and selection of chairs of these committees.

•	Reviewing and recommending to our board of directors director independence determinations made with respect to continuing and prospective directors.

•	Establishing a policy for considering stockholder nominees for election to our board of directors.

•	Recommending ways to enhance communications and relations with our stockholders.

•	Evaluating and recommending candidates for election to our board of directors.

•	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

•	Evaluating and recommending to the board of directors termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

•	Making regular written reports to the board of directors.

•	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

•	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

Our Nominating and Corporate Governance Committee is currently comprised of Scott V. Ogilvie, Peter Grebow, PhD and Bo Jesper Hansen, MD, PhD, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. The charter of the Nominating and Corporate Governance Committee is available on our website at www.genspera.com.

Leadership Development and Compensation Committee

The purpose of our Leadership Development and Compensation Committee is to oversee our compensation programs. The committee may form and delegate authority to subcommittees or, with respect to compensation for employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act, to our officers, in either instance as the committee determines appropriate. The committee’s responsibilities include:

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•	Reviewing and approving our general compensation strategy.

•	Establishing annual and long-term performance goals for our CEO and other executive officers.

•	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers.

•	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.

•	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO.

•	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for our other executive officers.

•	Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the company and our executive officers.

•	Acting as the administering committee for our stock and bonus plans and for any equity or cash compensation arrangements that we may adopt from time to time.

•	Providing oversight for our overall compensation plans and benefit programs, monitoring trends in executive and overall compensation and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

•	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.

•	Reviewing plans for the development, retention and succession of our executive officers.

•	Reviewing executive education and development programs.

•	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

•	Reporting regularly to the board of directors on the committee’s activities.

•	Reviewing and discussing with management the required annual compensation discussion and analysis disclosure, if any, regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include in our annual public filings.

•	Preparing and approving any required committee report to be included in our annual public filings.

•	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

•	Investigating any matter brought to its attention, with full access to all our books, records, facilities and employees and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

Our Leadership Development and Compensation Committee is currently comprised of Scott V. Ogilvie, Peter Grebow, PhD and Bo Jesper Hansen, MD, PhD, each of whom is a non-employee member of our board of directors. Each member of our Leadership Development and Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our Leadership Development and Compensation Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ.

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Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defending any proceeding brought against him, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

Diversity of Board of Directors

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee our businesses.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ended December 31, 2013 and 2012 provided by (i) each person serving as our principal executive officer, or PEO, or acting in a similar capacity during our fiscal year ended December 31, 2013; (ii) our most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2013 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Principal Financial Officer.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Dionne, PhD	2013	363,000	181,500	(1)	-	363,000	(1)	-	-	45,848	953,348
Chief Executive Officer
And Chief Financial Officer	2012	330,000	112,200	(2)	-	330,000	(2)	-	-	30,324	802,524

Russell Richerson, PhD	2013	309,230	108,231	(3)	-	309,230	(3)	-	-	17,262	743,953
Chief Operating Officer
	2012	289,000	145,858	(4)	-	289,000	(4)	-	-	18,780	742,638

Nancy Jean Barnabei(7)	2013	82,846	-		-	-		-	-	2,813	85,659
Former Vice President
Finance and Treasurer	2012	54,000	31,500	(5)	-	346,670	(5)(6)	-	-	1,813	433,983

(1) In January 2014, Dr. Dionne was awarded a 2013 bonus award and long term incentive grant in the amount of $181,500 and $363,000, respectively. As payment of the bonus award and grant, options to purchase 1,136,943 common shares were issued on January 8, 2014. The number of shares to be issued pursuant to the bonus award and long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model using the following assumptions: (i) exercise price of $1.42 per share; (ii) fair value of a share of common stock of $1.29; (iii) volatility of 55%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.483%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on January 8, 2021.

(2) In March 2013, Dr. Dionne was awarded a 2012 long term incentive grant and a bonus award in the amount of $330,000 and $112,200, respectively. As payment of the grant and bonus award, an option to purchase 561,394 shares of common stock were issued on March 25, 2013. The number of shares issued pursuant to the long term incentive grant and bonus award was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $2.18 per share; (ii) fair value of a share of common stock of $1.98; (iii) volatility of 59%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.485%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on March 25, 2020.

(3) In January 2014, Dr. Richerson was awarded a 2013 bonus award and long term incentive grant in the amount of $108,231 and $309,230, respectively. As payment of the bonus award and grant, options to purchase 811,959 shares of common stock were issued on January 7, 2014. The number of shares to be issued pursuant to the bonus award and long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model using the following assumptions: (i) exercise price of $1.29 per share; (ii) fair value of a share of common stock of $1.29; (iii) volatility of 55%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.483%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on January 8, 2021.

(4) In March 2013, Dr. Richerson was awarded a 2012 long term incentive grant and a bonus award in the amount of $289,000 and $145,858, respectively. As payment of the grant and bonus award, an option to purchase 516,318 shares of common stock were issued on March 25, 2013. The number of shares to be issued pursuant to the long term incentive grant and bonus award was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $1.98 per share; (ii) fair value of a share of common stock of $1.98; (iii) volatility of 593%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.485% and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on March 25, 2020.

(5) On March 25, 2013, Ms. Barnabei was awarded a 2012 long term incentive grant and a bonus award in the amount of $90,000 and $31,500, respectively. As payment of the grant and bonus award, 144,260 options were issued on March 25, 2013. The number of options issued pursuant to the long term incentive grant and bonus award was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $1.98 per share; (ii) fair value of a share of common stock of $1.98; (iii) volatility of 59.23%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.485%; and (vi) estimated life of 3.5 years. The options are fully vested and lapse if unexercised on March 25, 2020.

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(6) Ms. Barnabei was awarded 200,000 common stock options on August 16, 2012. The options have an exercise price of $2.80 per share. The options vest as follows: 60,000 vested upon grant, 60,000 on the first anniversary, and 80,000 options shall vest upon her becoming a full time employee, if ever, provided such event occurs before August 16, 2014. In the event our vice president finance does not become a full time employee by such time, the 80,000 options shall automatically terminate. The options lapse if unexercised after seven years. The options have a grant date fair value of $256,670, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.63%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 60%; and (4) an expected life of the options of 4 years.

(7) We received the resignation of Nancy Jean Barnabei as Vice President Finance, Treasurer and Principal Accounting Officer on May 6, 2013. Ms. Barnabei’s final day of employment occurred on June 30, 2013.

Outstanding Executive Equity Awards at Fiscal Year-End 2013

The following table sets forth information concerning stock options held on December 31, 2013, the last day of our 2013 fiscal year, for each named executive officer.

	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name and Principal Position	Exercisable	Unexercisable	Price ($)	Date

Craig Dionne, PhD	1,000,000	—	1.65	9/2/2016
Chief Executive Officer and	302,580	—	2.01	7/1/2018
Chief Financial Officer	344,813	—	2.21	1/2/2019
	70,342	—	2.21	1/2/2019
	418,951	—	2.18	3/25/2020
	142,443	—	2.18	3/25/2020
Russell Richerson, PhD	775,000	—	1.50	9/2/2016
Chief Operating Officer	256,790	—	1.83	7/1/2018
	292,927	—	2.01	1/2/2019
	46,576	—	2.01	1/2/2019
	343,137	—	1.98	3/25/2020
	173,181	—	1.98	3/25/2020
Nancy Jean Barnabei (1)	60,000	140,000	2.80	8/16/2019
Former Vice President Finance and Treasurer (Former Chief Accounting Officer)	144,260	—	1.98	03/25/2020

(1) We received the resignation of Nancy Jean Barnabei as Vice President Finance, Treasurer and Principal Accounting Officer on May 6, 2013. Ms. Barnabei’s final day of employment occurred on June 30, 2013.

Employment Agreements and Change in Control

Craig Dionne

In connection with Dr. Dionne’s employment, we have entered into: (i) an employment agreement; (ii) a severance agreement; (iii) a proprietary information, inventions and competition agreement; and (iv) an indemnification agreement.

Employment Agreement

We employ Craig Dionne as our Chief Executive Officer pursuant to a 5 year written contract which commenced on September 2, 2009. As compensation for his services during 2013, Dr. Dionne received a base salary of $363,000 per year. Such base salary is reviewed yearly with regard to possible increase. In addition, Dr. Dionne is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Dr. Dionne’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 50%, and (ii) 100%, of base salary, respectively. Notwithstanding, the Board has broad discretion to make awards in excess of executives established targets. The bonuses are payable in cash or non-cash compensation, or a combination thereof, at the discretion of the board. Dr. Dionne is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Dionne is terminated (not in connection with a change of control) without cause or if he resigns for good reason, he will be entitled to thirty-six (36) months of salary continuation (payable in monthly installments), thirty-six (36) months of continued medical insurance coverage for Dr. Dionne and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Dionne is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Dionne are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board. As part of his employment agreement, Dr. Dionne was also granted options to purchase 1,000,000 shares of Common Stock with an exercise price of $1.65 per share and a term of seven years. The options were issued pursuant to our 2009 Plan and vested upon Dr. Dionne achieving certain milestones. As of December 31, 2013, all milestones had been reached and accordingly, all the options are vested.

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Severance Agreement

We have entered into a severance agreement with Dr. Dionne. The severance agreement provides for certain payments, as described below, in the event Dr. Dionne’s employment is terminated in connection with a change in control. In the event that Dr. Dionne is terminated without cause or resigns for good reason within a period of two (2) months before or two (2) years following the consummation of a change of control, the Company would be required to pay him (i) 100% of his then annual target bonus, pro-rated by the number of calendar days in which he was employed during that particular year, and (ii) a lump sum payment in an amount equal to three (3) times his then annual salary. These payments are subject to Dr. Dionne’s execution of a release of claims against us and shall be made on the tenth business day following the effective date of the release. If any payment under the severance agreement, when combined with any other payment, would constitute a “parachute payment” within the meaning of Code Section 280G then such payment shall be either the full amount or such lesser amount that would not result in an excise tax under Code Section 280G, based upon which interpretation yields the greater after-tax amount for Dr. Dionne.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Dionne to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Dionne during his employment. The agreement also limits Dr. Dionne’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following the end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Dionne, in the event of litigation, to the fullest extent permitted by law. The Company has also adopted the form of indemnification agreement for use with its other executive officers, employees and directors.

The foregoing summaries of Dr. Dionne’s: (i) employment agreement; (ii) severance agreement; (iii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Russell Richerson

In connection with Dr. Richerson’s employment, we have entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement

We employ Russell Richerson as our Chief Operating Officer pursuant to a 3 year written contract, which commenced on September 2, 2009 and expired on September 2, 2012. On September 2, 2012, the agreement was automatically extended for an additional year pursuant to its terms. As compensation for his services during 2012, Dr. Richerson received a base salary of $289,000 per year. Effective January 1, 2013, Dr. Richerson’s base salary was increased to $309,000 per year. Such base salary is reviewed yearly with regard to possible increase. In addition, Dr. Richerson is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Dr. Richerson’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 35%, and (ii) 100%, of base salary, respectively. The bonuses are paid in cash or non-cash compensation, or a combination of both, at the discretion of the board. Dr. Richerson is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Richerson is terminated without cause or if he resigns for good reason, he will be entitled to eighteen (18) months of salary continuation (payable in monthly installments), eighteen (18) months of continued medical insurance coverage for Dr. Richerson and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Richerson is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Richerson are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board, if applicable. As part of his employment, Dr. Richerson was also granted options to purchase 775,000 shares of Common Stock with an exercise price of $1.50 per share and have a term of 7 years. The options were issued pursuant to the 2009 Plan and vested upon Dr. Richerson achieving certain milestones. As of August 1, 2012, all milestones had been reached and accordingly, all the options are vested.

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Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Richerson to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Richerson during his employment. The agreement also limits Dr. Richerson’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Richerson, in the event of litigation, to the fullest extent permitted by law.

The foregoing summaries of Mr. Richerson’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

Nancy Jean Barnabei

In connection with Ms. Barnabei’s employment, we entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement

Nancy Jean Barnabei was employed from August 16, 2012 until her resignation and last day of service to the Company on June 30, 2013. In connection with her resignation, we entered into an employment release agreement as described below. Notwithstanding the foregoing, during her tenure, her employment agreement was subject to the following; we employed Nancy Jean Barnabei as our Vice President Finance, Treasurer and Principal Accounting Officer pursuant to a 2 year written contract, which commenced on August 16, 2012 and ended June 30, 2013. As compensation for her services, Ms. Barnabei received a base salary of $144,000 per year and was required to devote no less than 24 hours per week to the business and affairs of the Company. In addition, Ms. Barnabei was eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2012 and 2013, Ms. Barnabei’s target discretionary and long term incentive bonuses were: (i) 35% and (ii) 100% of base salary, respectively, of which she earned $54,000 in 2012 and $72,000 in 2013. The bonuses were payable in cash or non-cash compensation, or a combination thereof, at the sole discretion of the board. Ms. Barnabei was also entitled to receive certain payments and acceleration of outstanding equity awards in the event her employment is terminated. As part of her employment agreement, Ms. Barnabei was also granted options to purchase 200,000 shares of the Company’s common stock. The options have an exercise price of $2.80 per share and a term of seven (7) years. As of the date of her resignation 204,260 options had vested.

Employment Release Agreement

During June of 2013, in connection with Ms. Barnabei’s resignation as Vice President and Treasurer, we entered into a Release Agreement with Ms. Barnabei which provides for an extended amount of time to exercise any stock options vested as of June 30, 2013 from three months from the date of her final day of employment to the expiration date of each respective award, in exchange for Ms. Barnabei’s general release of claims against the Company, if any.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Ms. Barnabei to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Ms. Barnabei during her employment. The agreement also limits Ms. Barnabei’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of her employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Ms. Barnabei, in the event of litigation.

The foregoing summaries of Ms. Barnabei’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to our public filings.

51

Potential Payments Upon Termination or Change- in-Control

The following table sets forth the payments that would be made to our named executive officers if his employment in accordance with his employment agreement had been terminated by us without cause, termination as a result of disability on December 31, 2013 or in the event a change in control of our Company occurred on December 31, 2013, as applicable.

Name	Terminated without cause	Terminated, change of control	Termination as a result of Disability
Craig Dionne, PhD
Salary	$1,089,000	$1,089,000	$363,000
Bonus (1)	544,500	544,500	—
Health	93,600	93,600	—
Total:	$1,727,100	$1,727,100	$363,000

Russell Richerson, PhD
Salary	463,845	$—	$309,230
Bonus (1)	417,461	—	—
Health	27,900	—	—
Total:	$909,206	$—	$309,230

(1)	Assumes all annual bonus milestones have been attained prior to termination.

GenSpera 2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) is administered by our board or any of its committees. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorizes the issuance of up to 1,500,000 shares of common stock for the foregoing awards per fiscal year with an aggregate of 6,000,000 shares of common stock available for issuance under the 2007 Plan. As of December 31, 2013, we have granted awards under the 2007 Plan equal to 3,363,651 shares of our common stock, and 140,000 shares have been cancelled or forfeited. Accordingly, there are 2,776,349 shares of common stock available for future awards under the 2007 Plan. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

GenSpera 2009 Executive Compensation Plan

Our 2009 Executive Compensation Plan, as amended (“2009 Plan”) is administered by our Board or any of its committees. The purpose of our 2009 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2013, our 2009 Plan authorizes the issuance of up to 6,000,000 shares of our common stock for the foregoing awards, and we have granted awards under the plan equal to 2,996,972 common shares. After giving effect to recent stock option grants issued to executive management in 2014, we have granted total awards under the 2009 plan of 4,945,874, and have 1,054,126 available for future awards.

52

Deferred Compensation Plan

In July of 2011, we adopted the Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter E. Grebow, PhD	38,742	—	26,410	(1)	—	—	—	65,152

Bo Jesper Hansen	40,468	—	22,504	(2)	—	—	—	62,972

Scott Ogilvie	37,782	—	26,098	(3)	—	—	—	63,880

(1)	Options were granted at fair market value on May 24, 2013 at $0.70 per share. Options vest quarterly over a one-year period.

(2)	Options were granted at fair market value on August 13, 2013 at $0.59 per share. Options vest quarterly over a one-year period.

(3)	Options were granted at fair market value on March 1, 2013 at $0.69 per share. Options vest quarterly over a one-year period.

Director Compensation Plan

Pursuant to the terms of our non-executive director compensation policy, non-employee directors are entitled to the following compensation for service on our Board:

Inducement/First Year Grant. Upon joining the Board, the board member receives options to purchase 50,000 shares of our common stock.  The options vest as follows:  (i) 25,000 immediately upon appointment to the Board; and (ii) 25,000 quarterly over the following 12 months.

Annual Grant. Subject to the shareholder’s rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 25,000 shares of common stock.  The annual grants vest quarterly during the grant year.

Committee and Committee Chairperson Grant. Each director will receive options to purchase an additional 4,000 shares of common stock for each committee on which he or she serves. Chairpersons of each committee will receive options to purchase an additional 1,000 share of common stock.  The committee grants vest quarterly during the grant year.

Special Committee Grants. From time to time, individual directors may be requested by the Board to provide extraordinary services.  These services may include such items as the negotiation of key contracts, assistance with scientific issues, or such other items as the Board deems necessary and in the best interest of the Company and our shareholders.  In such instances, the Board shall have the flexibility to issue special committee grants.   The amount of such grants and terms will vary commensurate with the function and tasks of the special committee.

Exercise Price and Term. All options issued pursuant to the non-executive board compensation policy will have an exercise price equal to the fair market value of the Company’s common stock at close of market on the grant date.  The term of the options shall be for a period of 5 years from the grant date.

Cash Compensation. Our eligible directors also receive cash compensation equal to: (i) an annual cash retainer of $25,000, and (ii) a per committee cash award of $3,334.

53

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this Prospectus entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this Prospectus entitled “Director Compensation.”

•	On March 1, 2012 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 39,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $2.95 per share. The options vest quarterly over the year and have a term of five years.

•	On May 24, 2012, upon joining the board, we granted Peter E. Grebow, PhD, options to purchase 63,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Peter E. Grebow, PhD’s service on our board and related committees. The options have an exercise price of $2.69 per share and a term of five years. Of the options granted, 25,000 vest immediately with the balance vest in equal installments quarterly over the year beginning on August 24, 2012. Additionally, we entered into our standard indemnification agreement, as well as an independent director agreement with Peter E. Grebow, PhD.

•	On August 13, 2012, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $2.85 per share. The options vest on the following schedule: 9,500 immediately and the rest vest in equal quarterly installments over the year beginning on November 13, 2012, and lapse if unexercised on August 13, 2017.

•	On August 16, 2012, we issued Nancy Jean Barnabei, our former Vice President Finance and Treasurer, options to purchase 200,000 common shares pursuant to the terms of her employment agreement. The options have a term of seven years, an exercise price of $2.80 and vest, provide she continues to provide us services, as follows: (i) 60,000 options vest upon grant, (ii) 60,000 options vest on August 16, 2013, and (iii) 80,000 options vest upon Ms. Barnabei becoming a full time employee provided such event occurs on or before August 16, 2014. The options were granted from our 2007 Equity Compensation Plan and subject to all terms and conditions thereunder.

•	During our December 2012 through March 2013 offering, Kihong Kwon, MD (including related and/or affiliated entities), purchased 70,914 units on the same terms and conditions as the other investors in the offering. The price per unit was $2.20. On March 22, 2013, we issued Dr. Kwon (or his related and affiliated entities) 17,076 additional units in connection with the adjustment to the per unit price. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ notice.

In connection with the offering, we entered into a registration rights agreement with Kihong Kwon, MD (including related and/or affiliated entities) on the same terms as that of the other investors in the offering. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering all shares of the common stock and the shares underlying the warrants within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment is to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

54

•	On February 12, 2013, we granted each of Drs. Isaacs and Denmeade, in their respective capacities as our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.95 per share. The options vest quarterly over the year beginning on March 31, 2013 and lapse if unexercised on February 12, 2018.

•	On March 1, 2013 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $1.90 per share. The options vest quarterly over the year and have a term of five years.

•	On March 25, 2013, we issued Dr. Dionne, or CEO, options to purchase an aggregate of 561,394 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $2.18 and are fully vested on the grant date.

•	On March 25, 2013, we issued Dr. Richerson, or COO, options to purchase an aggregate of 516,318 in connection with his 2012 long term and annual bonus. The options have a term of seven years, an exercise price of $1.98 and are fully vested on the grant date.

•	On May 24, 2013, we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $1.95 per share. The options vest quarterly over the year and have a term of five years.

•	During June of 2013, in connection with Ms. Barnabei’s resignation as Vice President and Treasurer, we entered into a Release Agreement with Ms. Barnabei which provides for an extended amount of time to exercise any stock options vested as of June 30, 2013 from three months from the date of her final day of employment to the expiration date of each respective award, in exchange for Ms. Barnabei’s general release of claims against the Company, if any.

•	On January 7, 2014, we granted each of Drs. Isaacs and Denmeade, in their respective capacities as our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.29 per share. The options vest quarterly over the year beginning on March 31, 2014 and lapse if unexercised on January 7, 2019.

•	On January 8, 2014, we issued Dr. Dionne, or CEO, options to purchase an aggregate of 1,136,943 in connection with his 2013 long term and annual bonus. The options have a term of seven years, an exercise price of $1.42 and are fully vested on the grant date.

•	On January 8, 2014, we issued Dr. Richerson, or COO, options to purchase an aggregate of 811,959 in connection with his 2013 long term and annual bonus. The options have a term of seven years, an exercise price of $1.29 and are fully vested on the grant date.

•	As of May 29, 2014, we have 3 promissory notes payable to Dr. Dionne. Each note accrues interest at 4.2% per annum. The loans were originally made in order to provide us with working capital. The aggregate balance of the notes is $105,000 in principal and $27,560 in accrued interest. The notes and accrued interest are convertible into 265,110 shares of common stock at a price of $0.50 per share.

•	On March 1, 2014 we granted Scott V. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $1.36 per share. The options vest quarterly over the year and have a term of five years.

•	On May 23, 2014 we granted Peter E. Grebow, PhD, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Grebow’s service on our board and related committees. The options have an exercise price of $1.20 per share. The options vest quarterly over the year and have a term of five years.

Related Party Transactions Policy and Procedure

We will only enter into or ratify a transaction with a related party when our board of directors, acting through the Audit Committee, determines that the transaction is in the best interests of GenSpera and its stockholders. We review all known relationships and transactions in which GenSpera and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Our outside legal counsel, in consultation with our management team, is primarily responsible for developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and then determining, based on the facts and circumstances, whether GenSpera or a related party has a direct or indirect interest in these transactions. On a periodic basis, our outside counsel and our management team review all transactions in which our executive officers, director or significant shareholders may have a material interest. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions. If our outside legal counsel determines that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event all members of the Audit Committee are a related party with respect to a transaction, the transaction is reviewed and approved by a majority of the disinterested directors.

55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 29, 2014, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

			Common Stock
Name and Address of Beneficial Owner(1)	Shares		Shares Underlying Convertible Securities (2)	Total	Percent of Class (2)
Directors and named Executive Officers
Craig Dionne, PhD	2,464,749	(6)	3,681,193	6,145,932	19.8%
Russell B. Richerson, PhD	942,392		2,699,570	3,641,962	12.1%
Bo Jesper Hansen, MD, PhD	—		167,500	167,500	*
Scott Ogilvie	—		278,500	278,500	*
Peter E. Grebow, PhD	—		101,000	101,000	*

All directors and executive officers as a group (5 persons)	3,407,141		6,927,352	10,334,493	30.1%

Beneficial Owners of 5% or more
John T. Isaacs, PhD(3)	1,271,528		130,000	1,401,528	5.1%
Samuel R. Denmeade, MD(4)	1,271,528		130,000	1,401,528	5.1%
Kihong Kwon, MD(5)	3,517,427		—	3,399,500	12.8%

*	Less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is GenSpera, Inc., 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There are 27,392,100 shares of common stock issued and outstanding as of May 29, 2014.

(3)	13638 Poplar Hill Road, Phoenix, MD 21131

(4)	5112 Little Creek Drive, Ellicott City, MD 21043

(5)	1015 E. Chapman, Suite 201, Fullerton, CA 92831. Does not include 1,804,455 warrants or convertible securities subject to exercise conditions based on percentage ownership.

(6)	Includes 713,533 shares owned by Craig A. Dionne & Bonnie Camille Dionne TTEES The Dionne Annuity Trust of 2011 and 79,351 shares owned by Craig A. Dionne & Bonnie Camille Dionne TTEES The Dionne Annuity Trust of 2012.

56

LEGAL MATTERS

The validity of our securities offered and to be issued by this prospectus will be passed upon for us by Silvestre Law Group, P.C. of Westlake Village, CA. The placement agent is being represented in connection with this offering by Ellenoff Grossman & Schole LLP, New York, New York. The Silvestre Law Group, P.C. or its various principals and/or affiliates, 225,000 shares of our common stock and options and/or warrants to purchase 340,000 shares.

EXPERTS

The financial statements included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the reports of Liggett, Vogt & Webb, P.A., our independent registered public accounting firm for the years ended December 31, 2013 and 2012, and RBSM LLP, our independent registered public accounting firm for the period November 21, 2003 (date of inception) through December 31, 2011, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We will file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Exchange Act. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site, free of charge, at http://www.sec.gov and at our website at http://www.genspera.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site into this prospectus. We will furnish our stockholders with annual reports containing audited financial statements.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule(s) that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms or the SEC’s website; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

You may request and obtain a copy of any of our filings, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or phone number:

GenSpera, Inc.

2511 N Loop 1604 W, Suite 204

San Antonio, TX 78258

Attn: Dr. Craig Dionne

(210) 479-8112

57

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Financial Statements
Condensed Balance Sheets as of March 31, 2014 (Unaudited) and December 31, 2013	F-1
Condensed Statements of Operations (Unaudited) Three months ended March 31, 2014 and 2013 and for the period from November 21, 2003 (inception) to March 31, 2014	F-2
Condensed Statement of Stockholders' Equity (Unaudited) for the period from November 21, 2003 (inception) to March 31, 2014	F-3
Condensed Statements of Cash Flows (Unaudited) for the three months ended March 31, 2014 and 2013 and for the period from November 21, 2003 (inception) March 31, 2014	F-4
Notes to Unaudited Condensed Financial Statements	F-5
Audited Financial Statements
Report of Liggett, Vogt & Webb P.A, Independent Registered Public Accounting Firm	F-14
Report of RBSM LLP, Independent Registered Public Accounting Firm	F-15
Balance Sheets for the years ended December 31, 2013 and 2012	F-16
Statements of Losses for the years ended December 31, 2013 and 2012	F-17
Statements of Stockholders’ Equity for the years ended December 31, 2013 and 2012	F-18
Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-22
Notes to Financial Statements for the years ended December 31, 2013 and 2012	F-23

58

GENSPERA, INC.

(A Development Stage Company)

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,576	$3,587
Prepaid expenses	147	163
Total current assets	2,723	3,750
Office equipment, net of accumulated depreciation of $18 and $16	15	14
Intangible assets, net of accumulated amortization of $98 and $94	114	118
Other assets	3	3
Total assets	$2,855	$3,885

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,366	$1,270
Accrued expenses	762	1,250
Convertible notes – stockholder	105	105
Total current liabilities	2,233	2,625
Total liabilities	2,233	2,625

Commitments and contingencies

Stockholders’ equity:

Preferred stock, par value $0.0001 per share; 30,000,000 shares authorized, none issued and outstanding	–	–
Common stock, par value $0.0001 per share; 150,000,000 shares authorized, 27,392,100 and 27,252,966 shares issued and outstanding, respectively	3	3
Additional paid-in capital	34,944	33,642
Deficit accumulated during the development-stage	(34,325)	(32,385)

Total stockholders’ equity	622	1,260

Total liabilities and stockholders’ equity	$2,855	$3,885

The accompanying notes are an integral part of these condensed financial statements.

F-1

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

			Cumulative Period from
			November 21, 2003
	Three Months Ended March 31,		(date of inception) to
	2014	2013	March 31, 2014

Operating expenses:
General and administrative	$836	$741	$16,481
Research and development	1,104	790	17,936
Research and development grant received	–	–	(489)

Total operating expenses	1,940	1,531	33,928

Loss from operations	(1,940)	(1,531)	(33,928)

Financing cost	–	–	(519)
Gain on change in fair value of warrant derivative liability	–	235	86
Interest (expense) income, net	–	(1)	36

Loss before provision for income taxes	(1,940)	(1,297)	(34,325)

Provision for income taxes	–	–	–

Net loss	$(1,940)	$(1,297)	$(34,325)

Net loss per common share, basic and diluted	$(0.07)	$(0.06)

Weighted average shares outstanding	27,325,378	22,834,538

The accompanying notes are an integral part of these condensed financial statements.

F-2

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO MARCH 31, 2014

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Balance, November 21, 2003	–	$–	$–	$–	$–	$–

Sale of common stock to founders at $0.0001 per share in November, 2003	6,100,000	1	(1)	–	–	–

Contributed services	–	–	120	–	–	120

Net loss	–	–	–	–	(125)	(125)

Balance, December 31, 2003	6,100,000	1	119	–	(125)	(5)

Contributed services	–	–	193	–	–	193

Stock-based compensation	–	–	24	–	–	24

Net loss	–	–	–	–	(254)	(254)

Balance, December 31, 2004	6,100,000	1	336	–	(379)	(42)

Contributed services	–	–	48	–	–	48

Stock-based compensation	–	–	24	–	–	24

Net loss	–	–	–	–	(127)	(127)

Balance, December 31, 2005	6,100,000	1	408	–	(506)	(97)

Contributed services	–	–	144	–	–	144

Stock-based compensation	–	–	42	–	–	42

Net loss	–	–	–	–	(245)	(245)

Balance, December 31, 2006	6,100,000	1	594	–	(751)	(156)

Sale of common stock at $0.50 per share	1,300,000	–	650	–	–	650

Shares issued for services	735,000	–	367	–	–	367

Contributed services	–	–	220	–	–	220

Stock-based compensation	–	–	24	–	–	24

Exercise of options	900,000	–	3	–	–	3

Net loss	–	–	–	–	(691)	(691)

Balance, December 31, 2007	9,035,000	1	1,858	–	(1,442)	417

F-3

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO MARCH 31, 2014

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Exercise of options	1,000,000	–	500	–	–	500

Sale of common stock and warrants at $1.00 per share	2,320,000	–	2,320	–	–	2,320

Cost of sale of common stock and warrants	–	–	(206)	–	–	(206)

Shares issued for accrued interest	31,718	–	16	–	–	16

Shares issued for services	100,000	–	50	–	–	50

Stock-based compensation	–	–	314	–	–	314

Contributed services	–	–	50	–	–	50

Beneficial conversion feature of convertible debt	–	–	20	–	–	20

Net loss	–	–	–	–	(3,326)	(3,326)

Balance, December 31, 2008	12,486,718	1	4,922	–	(4,768)	155

Cumulative effect of change in accounting principle	–	–	(444)	–	(290)	(734)

Warrants issued for extension of debt maturities	–	–	52	–	–	52

Stock-based compensation	–	–	1,531	–	–	1,531

Common stock issued for services	86,875	–	104	–	–	104

Sale of common stock and warrants at $1.50 per share	2,665,354	1	3,797	–	–	3,798

Common stock and warrants issued as payment of placement fees	53,334	–	–	–	–	–

Common stock and warrants issued upon conversion of note and accrued interest	174,165	–	174	–	–	174

Net loss	–	–	–	–	(5,134)	(5,134)

Balance, December 31, 2009	15,466,446	2	10,136	–	(10,192)	(54)

F-4

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO MARCH 31, 2014

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Stock-based compensation	–	–	1,165	–	–	1,165

Sale of common stock and warrants at $1.65 per share	533,407	–	806	–	–	806

Sale of common stock and warrants at $2.00 per share	1,347,500	–	2,656	–	–	2,656

Common stock and warrants issued as payment of placement fees	43,632	–	–	–	–	–

Common stock issued as payment for patents and license	20,000	–	47	–	–	47

Common stock and warrants subscribed	–	–	–	612	–	612

Salaries paid with common stock	43,479	–	100	–	–	100

Exercise of options and warrants	150,001	–	125	–	–	125

Reclassification of derivative liability upon exercise of warrants	–	–	86	–	–	86

Net loss	–	–	–	–	(4,257)	(4,257)

Balance, December 31, 2010	17,604,465	2	15,121	612	(14,449)	1,286

Stock-based compensation	–	–	1,290	–	–	1,290

Sale of common stock and warrants at $1.80 per share	2,241,605	–	4,035	(612)	–	3,423

Sale of common stock and warrants at $1.65 per share	1,363,622	–	2,250	–	–	2,250

Common stock and warrants issued as payment of placement fees	61,498	–	–	–	–	–

Common stock and warrants issued as payment of accrued consulting fees	33,334	–	60	–	–	60

Common stock and warrants issued as payment of consulting fees	152,895	–	533	–	–	533

Cost of sales of common stock and warrants	–	–	(74)	–	–	(74)
Net loss	–	–	–	–	(5,714)	(5,714)

Balance, December 31, 2011	21,457,419	$2	$23,215	$–	$(20,163)	$3,054

F-5

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO MARCH 31, 2014

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Stock-based compensation	–	–	513	–	–	513

Common stock and warrants issued as payment of consulting fees	–	–	674	–	–	674

Exercise of options and warrants	544,639	–	691	–	–	691

Reclassification of derivative liability upon exercise of warrants	–	–	608	–	–	608

Sale of common stock and warrants at $2.20 per share	296,366	–	652	–	–	652

Net loss	–	–	–	–	(6,920)	(6,920)

Balance, December 31, 2012	22,298,424	$2	$26,353	$–	$(27,083)	$(728)

Stock-based compensation	–	–	1,254	–	–	1,254

Exercise of warrants	863,392	–	404	–	–	404

Reclassification of derivative liability upon exercise of warrants	–	–	80	–	–	80

Sale of common stock and warrants at $1.773 per share	757,794	–	1,217	–	–	1,217

Sale of common stock and warrants at $1.50 per share	3,333,356	1	4,999	–	–	5,000

Issuance cost of sales of common stock and warrants	–	–	(665)	–	–	(665)

Net loss	–	–	–	–	(5,302)	(5,302)

Balance, December 31, 2013	27,252,966	$3	$33,642	$–	$(32,385)	$1,260

Stock-based compensation	–	–	1,069	–	–	1,069

Common stock and warrants issued as payment of services and consulting fees	139,134	–	233	–	–	233

Net loss	–	–	–	–	(1,940)	(1,940)

Balance, March 31, 2014 (unaudited)	27,392,100	$3	$34,944	$–	$(34,325)	$622

The accompanying notes are an integral part of these condensed financial statements.

F-6

GENSPERA, INC.

(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended March 31,		Cumulative Period from November 21, 2003, (date of inception)
	2014	2013	to March 31, 2014
Cash flows from operating activities:
Net loss	$(1,940)	$(1,297)	$(34,325)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6	5	117
Stock-based compensation	339	119	6,716
Common stock issued for acquisition of license	–	–	29
Warrants issued for financing costs	–	–	468
Change in fair value of derivative liability	–	(235)	(86)
Contributed services	–	–	774
Amortization of debt discount	–	–	21
Increase in operating assets:
Prepaid expenses	16	(78)	(147)
Other assets	–	–	(3)
Increase in operating liabilities:
Accounts payable and accrued expenses	570	476	4,808
Cash used in operating activities	(1,009)	(1,010)	(21,628)

Cash flows from investing activities:
Acquisition of office equipment	(2)	(1)	(33)
Acquisition of intangibles	–	–	(194)
Cash used in investing activities	(2)	(1)	(227)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	–	1,217	23,844
Proceeds from exercise of warrants	–	95	1,221
Cost of common stock and warrants sold	–	(93)	(739)
Proceeds from convertible notes – stockholder	–	–	155
Repayments of convertible notes – stockholder	–	–	(50)
Cash provided by financing activities	–	1,219	24,431

Net increase (decrease) in cash	(1,011)	208	2,576
Cash, beginning of period	3,587	2,345	–
Cash, end of period	$2,576	$2,553	$2,576

The accompanying notes are an integral part of these condensed financial statements.

F-7

GENSPERA, INC.

(A Development Stage Company)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in San Antonio, Texas. We are a development stage pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including prostate, liver, brain and other cancers. We plan to develop a series of therapies based on our target-activated prodrug technology platform.

Our primary focus at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of G-202, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma (HCC), or liver cancer, who experienced prolonged stabilization of disease up to eleven months after initiation of treatment. We are conducting a Phase II clinical trial of G-202 in patients with liver cancer, in which seventeen patients have been treated as of April 26, 2014. We are also conducting a Phase II clinical trial in Glioblastoma (a kind of brain cancer), in which four patients have been treated as of April 26, 2014.

NOTE 2 – MANAGEMENT’S PLANS TO CONTINUE AS A GOING CONCERN

Basis of Presentation

We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. We have incurred losses since inception and have a deficit accumulated of $34.3 million as of March 31, 2014. We anticipate incurring additional losses for the foreseeable future and until such time, if ever, that we can generate significant sales from our therapeutic product candidates currently in development or enter into cash flow positive business development transactions.

Development Stage Risks

We are a development stage entity. To date, we have generated no sales revenues, have incurred losses and expect to incur significant additional losses as we advance G-202 through clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in research and development of pharmaceutical compounds.

Our cash and cash equivalents balance at March 31, 2014 was $2.6 million, representing 90% of our total assets. Based upon our current expected level of operating expenditures, we expect to be able to fund our operations for the next six to nine months. We will require additional cash to fund and continue our operations beyond that point. This period could be shortened if there are any unanticipated significant increases in planned spending on development programs or other unforeseen events. We anticipate raising additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available when needed to allow us to continue our operations, or if available, on terms acceptable to us.

In the event financing is not obtained, the Company may pursue cost cutting measures as well as explore the sale of selected assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate development programs, these events could have a material adverse effect on: our business, results of operations, and financial condition. These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

F-8

NOTE 3 – SUMMARY OF CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for manufacturing, clinical trials, employee compensation and consulting costs and expenses.

We incurred research and development expenses of approximately $1.1 million, $0.8 million and $17.9 million for the three months ended March 31, 2014 and 2013, and from November 21, 2003 (inception) through March 31, 2014, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of March 31, 2014 and 2013, as they would be anti-dilutive:

	Three months ended March 31,
	2014	2013
Shares underlying options outstanding	8,334,895	6,023,641
Shares underlying warrants outstanding	10,001,591	8,171,088
Shares underlying convertible notes outstanding	263,695	254,873
	18,600,181	14,449,602

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions. We use the Black-Scholes option-pricing model to value our warrant derivative liability which incorporates our stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

Valuation Hierarchy - GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:	Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.
Level 3:	Unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. We previously recorded a warrant derivative liability for warrants with non-standard anti-dilution provisions. These warrants were either exercised or expired as of March 31, 2014.

F-9

Stock-Based Compensation

We measure the cost of employee services received in exchange for equity awards based on the grant-date fair value of the awards. All awards under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted to non-employees is re-measured each accounting period.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based compensation and stock price volatility. We use the Black-Scholes option-pricing model to value our stock option awards which incorporates our stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Reclassifications

Certain prior year balances have been reclassified to conform to current year presentation.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC, did not, or are not believed by management, to have a material impact on the Company’s present or future financial statements.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands):

	Three months ended March 31,
	2014	2013
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$962	$999
Derivative liability reclassified to equity upon exercise of warrants	–	15

There was no cash paid for interest and income taxes for the three months ended March 31, 2014 and 2013.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	March 31,	December 31,
	2014	2013
Accrued compensation and benefits	$318	$1,040
Accrued research and development	190	82
Accrued other	254	128
Total accrued expenses	$762	$1,250

NOTE 6 – CONVERTIBLE NOTES PAYABLE

We previously entered into convertible notes with our chief executive officer pursuant to which we borrowed an aggregate of $0.2 million, with $0.1 million principal balance outstanding at March 31, 2014. The notes, which bear interest at a rate of 4.2% per annum and matured at various dates through December 6, 2011, are now considered due on demand. As of March 31, 2014, our chief executive officer has not demanded the payment of the outstanding principal and accrued interest. Accrued interest at March 31, 2014 and December 31, 2013 was approximately $27,000 and $26,000, respectively. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

F-10

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. sec. 256. Between April 26, 2012 and October 1, 2012, the parties conducted fact discovery. Between October 1, 2012 and December 1, 2012, the parties conducted limited expert discovery. On November 1, 2012, Mhaka filed a separate complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). In the complaint, Mhaka alleged that the defendants are liable under various state law tort theories for the same alleged conduct that formed the basis for her prior inventorship claim. In her prayer for relief, Mhaka sought unspecified damages from the defendants but did not seek to alter the inventorship or ownership of the ‘354 patent or ‘648 patent. On November 8, 2012, the defendants removed this second action to the United States District Court for the District of Maryland, and on November 16, 2012, the defendants moved to dismiss all claims in the complaint, asserting (among other things) that the claims were preempted by federal patent law.

On January 24, 2013, the Court heard GenSpera’s motion for summary judgment in the original case and the defendants’ motion to dismiss in the second case. On May 1, 2013, the Court granted GenSpera’s motion for summary judgment in the original case. In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256. Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action. On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. Fact discovery was completed on December 13, 2013, and expert discovery was completed on March 28, 2014. On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s claims are barred by the applicable statute of limitations, and GenSpera joined in the motion. The briefing on that motion is now complete. GenSpera filed a separate motion for summary judgment on May 6, 2014. Mhaka’s opposition to that motion is due to be filed on or before May 28, 2014. GenSpera’s reply brief in support of the motion is due on June 4, 2014. Further scheduling, as appropriate, is to be set after resolution of summary judgment motions.

NOTE 8 – CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

In February 2014, we entered into an agreement with H.C. Wainwright to serve as our exclusive placement agent, advisor and underwriter for a proposed offering of our securities. We agreed to pay the placement agent a placement fee equal to 8% of the aggregate gross proceeds received by us from our sale of the securities in the offering and to issue the placement agent warrants to purchase shares of common stock equal to 8% of the common stock sold to investors.

In February 2014, we entered into an agreement for method development by a contract manufacturer and issued an aggregate of 91,334 shares of common stock, valued at approximately $127,000, as compensation. In February 2014, we entered into an agreement to grant an aggregate of 47,800 shares of common stock, valued at approximately $67,000, to a consultant for business advisory services to be provided to the Company.

During the three months ended March 31, 2014, no warrants were exercised into common shares. During the three months ended March 31, 2013, 119,100 warrants were exercised into an equivalent number of common shares for which we received proceeds of approximately $95,000 and one million warrants were exercised on a cashless basis into 537,722 common shares.

NOTE 9 – STOCK OPTIONS

The terms of our 2009 Executive Compensation Plan (“2009 Plan”) and our 2007 Equity Compensation Plan (“2007 Plan”) allow for the issuance of up to 6,000,000 shares of common stock each. Collectively, the 2009 Plan and 2007 Plan are referred to as “the Plans.” Total stock-based compensation expense recognized for stock options and warrants issued using the straight-line method in the statement of operations for the three months ended March 31, 2014 and 2013 was $1,069,000 and $1,077,000, respectively, of which $962,000 and $958,000 was accrued as of December 31, 2013 and 2012, respectively.

F-11

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted- Average Exercise price	Weighted-average Remaining contractual term (in years)	Aggregate Intrinsic value (in thousands)
Outstanding at December 31, 2013	6,050,623	$1.82
Granted	2,284,272	$1.36
Exercised	—	—
Forfeited	—	—
Outstanding at March 31, 2014	8,334,895	$1.70	4.5	$283

Exercisable at March 31, 2014	8,132,015	$1.70	4.5	$280

As of March 31, 2014, there was $0.1 million of total unrecognized compensation cost related to non-vested stock options which vest over time. That cost is expected to be recognized over a weighted-average period of approximately one year. As of March 31, 2014, there was no unrecognized compensation expense related to performance-based, non-vested employee stock options.

During the three months ended March 31, 2014, we issued options to purchase 1,948,902 and 38,000 shares of common stock to employees and non-employee directors, respectively, under the Plans. Additionally, we issued options to purchase 297,370 shares of common stock to consultants. During the three months ended March 31, 2013, we issued options to purchase 1,221,972 and 38,000 shares of common stock to employees and non-employee directors, respectively, under the Plans. Additionally, we issued options to purchase 89,041 shares of common stock to consultants. During the three months ended March 31, 2014 and 2013, no options were exercised.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued during the three months ended March 31, 2014 and 2013:

	Three months ended March 31,
	2014	2013
Volatility	56.0%	59.1%
Expected term (years)	3.4	3.6
Risk-free interest rate	0.5%	0.5%
Dividend yield	0%	0%

NOTE 10 – WARRANTS AND DERIVATIVE WARRANT LIABILITY

We account for common stock purchase warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. Warrants are accounted for as derivative liabilities if the warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock by the Company are at a lower price per share than the then-current warrant exercise price. We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the warrant. At March 31, 2014, all outstanding liability-classified warrants were either exercised or had expired.

Transactions involving our equity-classified warrants are summarized as follows:

	Number of shares	Weighted- Average Exercise price	Weighted-average Remaining contractual term (in years)	Aggregate Intrinsic value (in thousands)
Outstanding at December 31, 2013	10,216,597	$2.56
Granted	96,000	$3.00
Exercised	—	—
Forfeited	(311,006)	$2.71
Outstanding at March 31, 2014	10,001,591	$2.56	2.8	$48

Exercisable at March 31, 2014	10,001,591	$2.56	2.8	$48

F-12

During the three months ended March 31, 2014, no warrants were exercised. During the three months ended March 31, 2013, 119,100 warrants were exercised into an equivalent number of common shares and 1,000,000 warrants were exercised on a cashless basis into 537,722 common shares.

The following table summarizes outstanding common stock purchase warrants as of March 31, 2014:

	Number of shares	Weighted- average exercise price	Expiration
Equity–classified warrants
Issued to consultants	1,163,759	$2.36	July 2014 through February 2019
Issued pursuant to 2009 financings	1,205,510	$3.00	June 2014 through September 2014
Issued pursuant to 2010 financings	1,022,943	$3.38	January 2015 through May 2015
Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016
Issued pursuant to 2012 financings	296,366	$3.00	December 2017
Issued pursuant to 2013 financings	4,376,228	$1.97	December 2017 through August 2023
	10,001,591

Equity-classified Warrants

During the three months ended March 31, 2014, we issued warrants to consultants to purchase 96,000 shares of common stock. The per share weighted-average fair value of the warrants granted to consultants during 2014 was estimated at $0.41 per share on the date of grant. During the three months ended March 31, 2013, no warrants were issued to consultants. Total stock-based compensation expense of approximately $40,000 and $4,000 was recognized for warrants and included in the statement of operations for the three months ended March 31, 2014 and 2013, respectively.

During the three months ended March 31, 2013, in connection with the offering of our securities, we issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $3.00 per share.

Liability-classified Warrants

We have assessed our outstanding equity-linked financial instruments and have concluded that certain of our warrants are subject to derivative accounting as a result of certain non-standard anti-dilution provisions contained in the warrants. The fair value of these warrants is classified as a liability in the financial statements with the change in fair value during the periods presented, recorded in the statement of operations. At March 31, 2014, all outstanding liability-classified warrants were either exercised or had expired.

We did not record a gain or loss during the three months ended March 31, 2014, as the outstanding liability-classified warrants were either exercised or had expired. We recorded a gain of $0.2 million during the three months ended March 31, 2013, related to the change in fair value of the warrant derivative liability during that period. The following table summarizes the calculated aggregate fair values for the warrant derivative liability using the Black-Scholes method based on the following assumptions:

Fair value as of March 31, 2013

Calculated aggregate value (in thousands)	$1,010
Exercise price per share of warrant	$1.50
Closing price per share of common stock	$2.15
Volatility	50.0%
Expected term (years)	0.3
Risk-free interest rate	0.07%
Dividend yield	0%

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GenSpera Inc.

San Antonio, TX

We have audited the accompanying balance sheets of GenSpera Inc., a development stage company, as of December 31, 2013 and 2012, and the related statements of losses, statement of stockholders' (deficit) equity, and cash flows for each of the years ended December 31, 2013 and 2012. We have also audited the amounts presented for the period January 1, 2012 to December 31, 2013, included in the statements of stockholders’ (deficit) equity and in the total amounts presented in the statements of losses and cash flows for the period from November 21, 2003 (date of inception) to December 31, 2013. We did not audit the period November 21, 2003 (date of inception) to December 31, 2011. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for that period is based solely on the report of other auditors. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based upon our audits

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenSpera Inc., a development stage company, at December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the years ended December 31, 2013 and 2012 and the period November 21, 2003 (date of inception) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $32.4 million as of December 31, 2013, and will require additional cash to fund and continue operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Liggett, Vogt & Webb, P.A.
Liggett, Vogt & Webb, P.A.

February 26, 2014

New York, New York

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

GenSpera Inc.

San Antonio, TX

We have audited the accompanying statements of losses, statement of stockholders’ equity, and cash flows for the period November 21, 2003 (date of inception) through December 31, 2011 of GenSpera Inc., a development stage company. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and  cash flows for the period November 21, 2003 (date of inception) through December 31, 2011 of GenSpera Inc., a development stage company, in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP
RBSM LLP

New York, New York

March 6, 2012

F-15

GENSPERA, INC.

(A Development Stage Company)

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$3,587	$2,345
Prepaid expenses	163	77
Total current assets	3,750	2,422
Office equipment, net of accumulated depreciation of $16 and $10	14	12
Intangible assets, net of accumulated amortization of $94 and $77	118	136
Other assets	3	3
Total assets	$3,885	$2,573

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$1,270	$728
Accrued expenses	1,250	1,292
Warrant derivative – short-term	–	1,176
Convertible notes – stockholder	105	105
Total current liabilities	2,625	3,301
Total liabilities	2,625	3,301

Commitments and contingencies (Note 8)

Stockholders' (deficit) equity:
Preferred stock, par value $.0001 per share; 30,000,000 shares authorized, none issued and outstanding	–	–
Common stock, par value $.0001 per share; 150,000,000 shares authorized, 27,252,966 and 22,298,424 shares issued and outstanding, respectively	3	2
Additional paid-in capital	33,642	26,353
Deficit accumulated during the development-stage	(32,385)	(27,083)

Total stockholders' (deficit) equity	1,260	(728)

Total liabilities and stockholders' (deficit) equity	$3,885	$2,573

See accompanying notes to audited financial statements.

F-16

GENSPERA, INC.

(A Development Stage Company)

STATEMENTS OF LOSSES

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

			Cumulative Period
			from November 21, 2003
	For the Year Ended December 31,		(date of inception) to
	2013	2012	December 31, 2013

Operating expenses:
General and administrative	$3,662	$3,953	$15,765
Research and development	2,733	2,922	16,712
Research and development grant received	–	–	(489)

Total operating expenses	6,395	6,875	31,988

Loss from operations	(6,395)	(6,875)	(31,988)

Other income (expense):
Financing cost	–	–	(519)
(Loss) gain on change in fair value of warrant derivative liability	1,096	(50)	86
Interest (expense) income, net	(3)	5	36

Loss before provision for income taxes	(5,302)	(6,920)	(32,385)

Provision for income taxes	–	–	–

Net loss	$(5,302)	$(6,920)	$(32,385)

Net loss per common share, basic and diluted	$(0.21)	$(0.32)

Weighted average shares outstanding	24,816,481	21,805,211

See accompanying notes to audited financial statements.

F-17

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Balance, November 21, 2003	–	$–	$–	$–	$–	$–

Sale of common stock to founders at $0.0001 per share in November, 2003	6,100,000	1	(1)	–	–	–

Contributed services	–	–	120	–	–	120

Net loss	–	–	–	–	(125)	(125)

Balance, December 31, 2003	6,100,000	1	119	–	(125)	(5)

Contributed services	–	–	193	–	–	193

Stock-based compensation	–	–	24	–	–	24

Net loss	–	–	–	–	(254)	(254)

Balance, December 31, 2004	6,100,000	1	336	–	(379)	(42)

Contributed services	–	–	48	–	–	48

Stock-based compensation	–	–	24	–	–	24

Net loss	–	–	–	–	(127)	(127)

Balance, December 31, 2005	6,100,000	1	408	–	(506)	(97)

Contributed services	–	–	144	–	–	144

Stock-based compensation	–	–	42	–	–	42

Net loss	–	–	–	–	(245)	(245)

Balance, December 31, 2006	6,100,000	1	594	–	(751)	(156)

Sale of common stock at $0.50 per share	1,300,000	–	650	–	–	650

Shares issued for services	735,000	–	367	–	–	367

Contributed services	–	–	220	–	–	220

Stock-based compensation	–	–	24	–	–	24

Exercise of options	900,000	–	3	–	–	3

Net loss	–	–	–	–	(691)	(691)

Balance, December 31, 2007	9,035,000	1	1,858	–	(1,442)	417

F-18

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Exercise of options	1,000,000	–	500	–	–	500

Sale of common stock and warrants at $1.00 per share	2,320,000	–	2,320	–	–	2,320

Cost of sale of common stock and warrants	–	–	(206)	–	–	(206)

Shares issued for accrued interest	31,718	–	16	–	–	16

Shares issued for services	100,000	–	50	–	–	50

Stock-based compensation	–	–	314	–	–	314

Contributed services	–	–	50	–	–	50

Beneficial conversion feature of convertible debt	–	–	20	–	–	20

Net loss	–	–	–	–	(3,326)	(3,326)

Balance, December 31, 2008	12,486,718	1	4,922	–	(4,768)	155

Cumulative effect of change in accounting principle	–	–	(444)	–	(290)	(734)

Warrants issued for extension of debt maturities	–	–	52	–	–	52

Stock-based compensation	–	–	1,531	–	–	1,531

Common stock issued for services	86,875	–	104	–	–	104

Sale of common stock and warrants at $1.50 per share	2,665,354	1	3,797	–	–	3,798

Common stock and warrants issued as payment of placement fees	53,334	–	–	–	–	–

Common stock and warrants issued upon conversion of note and accrued interest	174,165	–	174	–	–	174

Net loss	–	–	–	–	(5,134)	(5,134)

Balance, December 31, 2009	15,466,446	2	10,136	–	(10,192)	(54)

F-19

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Stock-based compensation	–	–	1,165	–	–	1,165

Sale of common stock and warrants at $1.65 per share	533,407	–	806	–	–	806

Sale of common stock and warrants at $2.00 per share	1,347,500	–	2,656	–	–	2,656

Common stock and warrants issued as payment of placement fees	43,632	–	–	–	–	–

Common stock issued as payment for patents and license	20,000	–	47	–	–	47

Common stock and warrants subscribed	–	–	–	612	–	612

Salaries paid with common stock	43,479	–	100	–	–	100

Exercise of options and warrants	150,001	–	125	–	–	125

Reclassification of derivative liability upon exercise of warrants	–	–	86	–	–	86

Net loss	–	–	–	–	(4,257)	(4,257)

Balance, December 31, 2010	17,604,465	2	15,121	612	(14,449)	1,286

Stock-based compensation	–	–	1,290	–	–	1,290

Sale of common stock and warrants at $1.80 per share	2,241,605	–	4,035	(612)	–	3,423

Sale of common stock and warrants at $1.65 per share	1,363,622	–	2,250	–	–	2,250

Common stock and warrants issued as payment of placement fees	61,498	–	–	–	–	–

Common stock and warrants issued as payment of accrued consulting fees	33,334	–	60	–	–	60

Common stock and warrants issued as payment of consulting fees	152,895	–	533	–	–	533

Cost of sales of common stock and warrants	–	–	(74)	–	–	(74)
Net loss	–	–	–	–	(5,714)	(5,714)

Balance, December 31, 2011	21,457,419	$2	$23,215	$–	$(20,163)	$3,054

F-20

GENSPERA, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

					Deficit
					Accumulated
			Additional	Common	During the	Stockholders'
	Common Stock		Paid-in	Stock	Development	Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)

Stock-based compensation	–	–	513	–	–	513

Common stock and warrants issued as payment of consulting fees	–	–	674	–	–	674

Exercise of options and warrants	544,639	–	691	–	–	691

Reclassification of derivative liability upon exercise of warrants	–	–	608	–	–	608

Sale of common stock and warrants at $2.20 per share	296,366	–	652	–	–	652

Net loss	–	–	–	–	(6,920)	(6,920)

Balance, December 31, 2012	22,298,424	$2	$26,353	$–	$(27,083)	$(728)

Stock-based compensation	–	–	1,254	–	–	1,254

Exercise of warrants	863,392	–	404	–	–	404

Reclassification of derivative liability upon exercise of warrants	–	–	80	–	–	80

Sale of common stock and warrants at $1.773 per share	757,794	–	1,217	–	–	1,217

Sale of common stock and warrants at $1.50 per share	3,333,356	1	4,999	–	–	5,000

Issuance cost of sales of common stock and warrants	–	–	(665)	–	–	(665)

Net loss	–	–	–	–	(5,302)	(5,302)

Balance, December 31, 2013	27,252,966	$3	$33,642	$–	$(32,385)	$1,260

See accompanying notes to audited financial statements.

F-21

GENSPERA, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2013

(in thousands, except share and per share data)

			Cumulative Period from
			November 21, 2003,
	December 31,		(date of inception) to
	2013	2012	December 31, 2013
Cash flows from operating activities:
Net loss	$(5,302)	$(6,920)	$(32,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23	21	111
Stock-based compensation	1,254	513	7,335
Common stock issued for acquisition of license	–	–	29
Warrants issued for financing costs	–	–	468
Change in fair value of derivative liability	(1,096)	50	(86)
Contributed services	–	–	774
Amortization of debt discount	–	–	21
Increase in operating assets:
Prepaid expenses	(86)	(77)	(163)
Other assets	–	(3)	(3)
Increase in operating liabilities:
Accounts payable and accrued expenses	500	1,895	3,280
Cash used in operating activities	(4,707)	(4,521)	(20,619)

Cash flows from investing activities:
Acquisition of office equipment	(8)	(7)	(31)
Acquisition of intangibles	–	–	(194)
Cash used in investing activities	(8)	(7)	(225)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants	6,217	652	23,844
Proceeds from exercise of warrants	405	691	1,221
Cost of common stock and warrants sold	(665)	–	(739)
Proceeds from convertible notes – stockholder	–	–	155
Repayments of convertible notes – stockholder	–	–	(50)
Cash provided by financing activities	5,957	1,343	24,431

Net increase (decrease) in cash	1,242	(3,185)	3,587
Cash, beginning of period	2,345	5,530	–
Cash, end of period	$3,587	$2,345	$3,587

See accompanying notes to audited financial statements.

F-22

GENSPERA, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

AND FOR THE PERIOD FROM NOVEMBER 21, 2003

(INCEPTION) TO DECEMBER 31, 2013

NOTE 1 – BACKGROUND

GenSpera, Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in San Antonio, Texas. We are a development stage pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics for the treatment of solid tumors, including prostate, liver, brain and other cancers.   We plan to develop a series of therapies based on our target-activated prodrug technology platform and further test them through Phase I/II clinical trials.

Our primary focus at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. We have completed a Phase Ia/Ib dose escalation, safety, tolerability and dose refinement study of G-202, in which we treated a total of 44 patients (includes Phase Ia and Ib), including two patients with hepatocellular carcinoma (HCC), or liver cancer, who experienced prolonged stabilization of disease up to eleven months after initiation of treatment. We are also conducting a Phase II clinical trial of G-202 in patients with liver cancer. This trial is being conducted at multiple sites in the U.S. and requires seventeen evaluable patients for anticipated statistical analyses. As of February 24, 2014, sixteen patients have been treated, of which the majority of the patients treated are considered to be evaluable.

Note 2 – Management’s Plans to Continue as a Going Concern

Basis of Presentation

The opinion of our independent registered accounting firm on our financial statements contains explanatory going concern language. We have prepared our financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.

We have incurred losses since inception and have a deficit accumulated during the development stage of $32.4 million as of December 31, 2013. We anticipate incurring additional losses for the foreseeable future and until such time, if ever, that we can generate significant sales of our therapeutic product candidates currently in development or enter into cash flow positive business development transactions.

Development Stage Risks

We are a development stage entity. To date, we have generated no sales revenues, have incurred losses and expect to incur significant additional losses as we proceed with our Phase II clinical studies. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in research and development of novel pharmaceutical compounds.

Our cash and cash equivalents balance at December 31, 2013 was $3.6 million, representing 92% of total assets. Based upon our current expected level of operating expenditures, we expect to able to fund operations for the next nine to twelve months from our year end. We will require additional cash to fund and continue operations beyond that point. This period could be shortened if there are any unanticipated significant increases in planned spending on development programs or other unforeseen events. We need to raise additional funds through collaborative arrangements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that financing will be available to continue our operations or if available, on terms acceptable to us.

In the event financing is not obtained, the Company could pursue cost cutting measures as well as explore the sale or licensing of selected assets in order to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate development programs, these events could have a material adverse effect on our business, future prospects, results of operations and financial condition. These factors raise significant doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

F-23

NOTE 3 – Summary of Critical Accounting Policies and Use of Estimates

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

We incurred research and development expenses of $2.7 million, $2.9 million and $16.7 million for the years ended December 31, 2013 and 2012, and from November 21, 2003 (inception) through December 31, 2013, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed applicable government mandate insurance limits. We have not experienced any losses in our accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may exceed applicable government mandated insurance limits. Cash and cash equivalents were $3.6 million and $2.3 million at December 31, 2013 and 2012, respectively.

We currently outsource all manufacturing of our clinical supplies to single source manufactures. We also have a single source supplier for the active ingredient in our prodrug compounds, including G-202. A change in these suppliers could cause a delay in manufacturing and/or clinical trials, which would adversely affect our Company.

Intangible Assets

Intangible assets consist of licensed technology, patents, and patent applications (see Note 5). The assets associated with licensed technology are recorded at cost and are being amortized on the straight line basis over their estimated useful lives of twelve to seventeen years.

Office Equipment

Office equipment is stated at cost less accumulated depreciation.  Depreciation is calculated on the straight line basis over the estimated useful lives of the assets of three to five years.  Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to expense. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its office equipment for impairment.

Depreciation expense was approximately $6,000 and $4,000 for the years ended December 31, 2013 and 2012, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

F-24

The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of December 31, 2013 and 2012, as they would be anti-dilutive:

	Year Ended December 31,
	2013	2012
Shares underlying options outstanding	6,050,623	4,674,628
Shares underlying warrants outstanding	10,216,597	8,513,984
Shares underlying convertible notes outstanding	261,519	252,698
	16,528,739	13,441,310

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Warrant derivative liability consists of certain of our warrants with anti-dilution provisions. The Company uses the Black-Scholes option-pricing model to value its warrant derivative liability which incorporate the Company’s stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

The U.S. GAAP Valuation Hierarchy establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company previously had recorded a warrant derivative liability for warrants with anti-dilution provisions, which all the respective warrants were either exercised or expired as of December 31, 2013. The table below summarizes the fair values of our financial liabilities as of December 31, 2012 (in thousands):

	Fair Value at
	December 31,	Fair Value Measurement Using
	2012	Level 1	Level 2	Level 3

Warrant derivative liability	$1,176	$—	$—	$1,176

The reconciliation of the warrant derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

	2013	2012
Balance at beginning of year	$1,176	$1,734
Loss (gain) on change in fair value of warrant liability	(1,096)	50
Reclassification to equity upon exercise of warrants	(80)	(608)
Balance at end of year	$—	$1,176

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

F-25

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an equity award based on the grant-date fair value of the award. All grants under our stock-based compensation programs are accounted for at fair value and that cost is recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Compensation expense for options granted to non-employees is determined in accordance with the standard as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Compensation expense for awards granted to non-employees is re-measured each period.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility.  The Company uses the Black-Scholes option-pricing model to value its stock option awards which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC, did not, or are not believed by management, to have a material impact on the Company's present or future financial statements.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands).

	Year Ended December 31,
	2013	2012
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$999	$674
Derivative liability reclassified to equity upon exercise of warrants	80	608

There was no cash paid for interest and income taxes for the years ended December 31, 2013 and 2012.

NOTE 5 – INTELLECTUAL PROPERTY

We solely own or have exclusive licenses to all of our patents and patent applications.  Between 2008 and 2011, we entered into license and assignment agreements with Johns Hopkins University (JHU), the University of Copenhagen (UC) and certain co-inventors (Assignee Co-Founders), in which we paid $212,000 in cash and common stock. As a result of these payments and pursuant to the agreements, we acquired worldwide, exclusive, fully paid up rights in know-how, pre-clinical data, development data and certain patent portfolios that relate to, and form the basis of, our technology. Under these agreements, we are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to JHU, UC, or the Assignee Co-Founders.

Amortization expense recorded during the years ended December 31, 2013 and 2012 was approximately $17,000 for both years. Amortization expense is estimated to be approximately $17,000 for each one of the next five fiscal years.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2013	2012
Accrued compensation and benefits	$1,040	$958
Accrued research and development	82	100
Accrued other	128	234
Total accrued expenses	$1,250	$1,292

F-26

NOTE 7 – CONVERTIBLE NOTES PAYABLE

We have issued convertible notes to our chief executive officer pursuant to which we borrowed an aggregate of $0.2 million, with $0.1 million principal balance outstanding at December 31, 2013. The notes bear an interest rate of 4.2% and matured at various dates through December 6, 2011. Accrued interest at December 31, 2013 and December 31, 2012 was approximately $26,000 and $21,000, respectively. As of December 31, 2013, our chief executive officer has not demanded the payment of the outstanding principal and accrued interest. Accordingly, we consider these amounts due on demand. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its corporate offices under an operating lease that expires on October 14, 2015.  Rent expense for office space amounted to approximately $55,000 and $26,000 for the years ended December 31, 2013 and 2012, respectively. The following table summarizes future minimum lease payments as of December 31, 2013 (in thousands):

2014	$56
2015	45
Thereafter	–
Total minimum lease payments	$101

Employment Agreements

We employ our Chief Executive Officer and Chief Operating Officer pursuant to written employment agreements. The employment agreements contain severance provisions and indemnification clauses.  The indemnification agreement provides for the indemnification and defense of the executive officers, in the event of litigation, to the fullest extent permitted by law. As part of the agreements, the executives potentially shall be entitled to the following (in thousands):

	Chief	Chief
	Executive	Operating
	Officer	Officer
Terminated without cause	$1,727	$909
Terminated, change of control without good reason	1,727	—
Terminated for cause, death, disability and by executive without good reason	363	309

Legal Matters

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka (“Mhaka”) in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In that complaint, GenSpera, as the licensee of the inventions described and claimed in the U.S. Patent No. 7,468,354 (“the ‘354 patent”) and U.S. Patent No. 7,767,648 (“the ‘648 patent”), sought a declaratory judgment that Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor.   On April 2, 2012, Mhaka filed and served her answer and counterclaim, in which she sought to be added as an inventor to the ‘354 patent and the ‘648 patent pursuant to 35 U.S.C. sec. 256. Between April 26, 2012 and October 1, 2012, the parties conducted fact discovery. Between October 1, 2012 and December 1, 2012, the parties conducted limited expert discovery. On November 1, 2012, Mhaka filed a separate complaint in the State Circuit Court for Baltimore County, Maryland, naming GenSpera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). In the complaint, Mhaka alleged that the defendants are liable under various state law tort theories for the same alleged conduct that formed the basis for her prior inventorship claim. In her prayer for relief, Mhaka sought unspecified damages from the defendants but did not seek to alter the inventorship or ownership of the ‘354 patent or ‘648 patent. On November 8, 2012, the defendants removed this second action to the United States District Court for the District of Maryland, and on November 16, 2012, the defendants moved to dismiss all claims in the complaint, asserting (among other things) that the claims were preempted by federal patent law.

On January 24, 2013, the Court heard GenSpera’s motion for summary judgment in the original case and the defendants’ motion to dismiss in the second case. On May 1, 2013, the Court granted GenSpera’s motion for summary judgment in the original case. In its order, the Court stated that it would proceed to issue a declaratory judgment establishing that Mhaka should not be added to the two patents at issue as an additional inventor pursuant to 35 U.S.C. § 256. Reserving any ruling on the issue of whether Mhaka’s state law tort claims are preempted by federal patent law, the Court denied defendants’ motion to dismiss Mhaka’s complaint and directed Mhaka to re-file her claims as counterclaims in the original action.  On May 14, 2013, Mhaka filed an amended answer and counterclaims in the consolidated action, re-pleading her tort claims as counterclaims. On June 3, 2013, GenSpera (along with Drs. Denmeade and Isaacs) filed a reply to the counterclaims, denying their allegations and raising a number of affirmative defenses. Fact discovery was completed on December 13, 2013, and expert discovery is to be completed by February 28, 2014.  On January 2, 2014, Drs. Isaacs and Denmeade moved for summary judgment on the grounds that Mhaka’s claims are barred by the applicable statute of limitations, and GenSpera joined in the motion. The briefing on that motion is now complete.  Any remaining motions for summary judgment are to be filed by April 15, 2014. Further scheduling, as appropriate, is to be set after resolution of summary judgment motions.

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NOTE 9 – CAPITAL STOCK AND STOCKHOLDER’S EQUITY

Common Stock

During the year ended December 31, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received proceeds of approximately $404,000, and one million warrants were exercised on a cashless basis into 537,722 common shares.

During the year ended December 31, 2012, 544,639 options and warrants were exercised into an equivalent number of common shares. We received proceeds of $691,000 from the exercise of the options and warrants, and 78,333 warrants were exercised on a cashless basis into 37,301 common shares.

Equity Financing

August 2013 Offering

In August of 2013, we sold an aggregate of $5,000,032, or 3,333,356 units, to accredited and institutional investors. The price per unit was $1.50, with each unit consisting of (i) one share of the Company’s common stock and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holder to purchase the Company’s common stock at a price per share of $1.75. In the event that the shares underlying the warrants are not subject to a registration statement at the time of exercise, the warrants may be exercised on a cashless basis after 6 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company.

In connection with the offering, we also paid commissions equal to 8% of gross proceeds, for an aggregate commission of $400,003, and a non-accountable expense allowance equal to 2% of the gross proceeds, or $100,001 to the placement agent. The placement agent also received common stock purchase warrants to purchase such number of shares equal to 8% of the shares sold in the offering to investors, or 266,668 placement agent warrants with substantially the same terms as the warrants. Additionally, the placement agent was also reimbursed for its legal and due diligence costs in an amount not greater than $35,000. The placement agent will also receive (i) a cash fee of 4% of gross proceeds received from the exercise of the warrants, and (ii) additional transaction fees equal to 8% of gross proceeds and 8% warrant coverage for any future investment by one of the investors in the Company for a period of 12 months following the closing of the offering.

In connection with the offering, investors received certain registration rights. Pursuant to the registration rights, the Company agreed to file a registration statement with the SEC within 45 days from the closing to register the resale of the common shares and common shares underlying the warrants. The Company also agreed to have the registration statement declared effective within 120 days from the filing date. The Company agreed to keep the registration statement continuously effective until the earlier to occur of (i) the date after which all of the securities to be registered thereunder have been sold, or (ii) the date on which all the securities to be registered thereunder may be sold without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act of 1933, as amended. We are also obligated to pay the investors, as partial liquidated damages, a fee of 1.5% of each investor’s subscription amount per month in cash or shares of the Company’s common stock, at the discretion of the Company, upon the occurrence of certain events, including our failure to file and / or failure to have the registration statement declared effective within the time provided. The Company has satisfied the filing deadline and effectiveness condition.

December 2012 Offering

In December of 2012 we commenced a unit offering of our securities.  Each unit consists of: (i) one share of common stock, and (ii) one common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.00. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions, as defined. The warrants do not contain any price protection provisions. Additionally, the warrants contain limitations on the holder’s ability to exercise the warrants in the event such exercise causes the holder to beneficially own in excess of 4.99% of the Company’s issued and outstanding common stock, subject to a discretionary increase in such limitation by the holder to 9.99% upon 61 days’ prior notice to the Company.

F-28

In January 2013, we offered and sold an aggregate of 104,095 units in an additional closing resulting in gross proceeds of $0.2 million. The price per unit was $2.20. In connection with the December 2012 and January 2013 closings, we issued 96,443 additional units in March 2013 in order to adjust the price per unit from $2.20 to $1.773 to be consistent with the price per unit of our March 2013 closing as discussed below.

In March 2013, we offered and sold an additional 557,256 units in connection with an additional closing, resulting in gross proceeds of $1.0 million, at a price per unit of $1.773. In connection with this closing, we incurred placement agent fees and expenses in the amount of $37,000 in cash and issued warrants to purchase 18,410 shares at an exercise price per share of $3.00.

In connection with the offering, we agreed to enter into registration rights agreements with our investors. Pursuant to the registration rights agreements, we agreed to file a “resale” registration statement with the SEC covering the shares of common stock included in the units as well as the shares underlying the warrants, within 45 days of the final closing date of the sale of units and to maintain the effectiveness of the registration statement until all securities have been sold or are otherwise able to be sold pursuant to Rule 144. We also agreed to use our best efforts to have the registration statement declared effective within 90 days of the final closing. We are also obligated to pay to investors, as partial liquidated damages, a fee of 0.50% per month in cash up to a maximum of 6%, upon the occurrence of certain events, including but not limited to failure to file and/or have the registration statement declared effective within the time provided. Subsequent to the offering, we received a waiver and amendment to the registration rights agreement by holders of a majority of the registrable securities. The effect of the waiver and amendment was to waive all penalties under the registration rights agreement with regard to filing deadlines and effectiveness requirements.

NOTE 10 – STOCK OPTIONS

Deferred Compensation Plan

In July of 2011, we adopted Executive Deferred Compensation Plan (the Deferred Plan). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the Code). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

GenSpera’s Compensation Plans

The Company’s 2007 Equity Compensation Plan (2007 Plan) and 2009 Executive Compensation Plan (2009 Plan) (together, the Plans) provide for the awarding of stock grants, nonqualified and incentive stock options, restricted stock units, performance units or other stock-based awards to officers, directors, employees and consultants of the Company. The purpose of the Plans is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. Our Plans are administered by a committee of non-employee directors (the Committee). The Committee determines: who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award.

As of December 31, 2013, our 2009 Plan authorized up to 6,000,000 shares of common stock to be reserved for issuance upon exercise of stock options or other stock-based awards, and the Company has awarded 2,996,972 stock options, and 3,003,028 shares of common stock were available for future grants under the 2009 Plan. All option awards granted under the 2009 Plan are fully vested.

Our 2007 Plan authorizes up to 6,000,000 shares of common stock to be reserved for the issuance upon exercise of stock options or other stock-based awards, subject to an annual award limitation of 1,500,000 shares. Under the 2007 Plan, vesting schedules for stock options vary, but generally vest for a period of not more than five years and at a rate of not less than 20% per year. The maximum term of an option granted under the 2007 Plan is ten years. As of December 31, 2013, the Company has awarded 3,363,651 stock options, and 2,776,349 shares of common stock were available for future grants under the 2007 Plan.

F-29

Total stock-based compensation expense recognized for stock options issued using the straight-line method in the statement of losses for the year ended December 31, 2013 and 2012 is as follows (in thousands):

	2013	2012
Stock-based compensation expense for employees and non-employee directors	$1,140	$322
Equity awards for nonemployees issued for services	114	191
Total stock-based compensation expense	$1,254	$513

The following table summarizes stock option activity under the Plans:

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
	Number of	exercise	contractual term	value (in
	shares	price	(in years)	thousands)
Outstanding at December 31, 2011	3,646,870	$1.60
Granted	1,097,758	$2.33
Exercised	(70,000)	$0.50
Forfeited	—	—

Outstanding at December 31, 2012	4,674,628	$1.79
Granted	1,515,995	$2.02
Exercised	–	$–
Forfeited	(140,000)	$2.80
Outstanding at December 31, 2013	6,050,623	$1.82	4.0	$272

Exercisable at December 31, 2013	5,952,726	$1.83	4.0	$269

As of December 31, 2013, there was $0.1 million of total unrecognized compensation cost related to non-vested stock options which vest over time.  That cost is expected to be recognized over a weighted-average period of 0.5 years. As of December 31, 2013, there was no unrecognized compensation expense related to performance-based, non-vested employee stock options.

During 2013 and 2012, the Company issued options to purchase 1,335,972 and 1,094,658 shares of common stock, respectively, to employees, and non-employee directors under the Plans.  The per share weighted-average fair value of the options granted to employees and non-employee directors during 2013 and 2012 was estimated at $0.84 and $0.99, respectively, on the date of grant.

During 2013 and 2012, the Company issued options to purchase 180,023 and 3,100 shares of common stock, respectively, to consultants under the Plan. The per-share weighted-average fair value of the options granted to consultants during 2013 and 2012 was estimated at $0.75 and $1.27, respectively, on the date of grant.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
Volatility	58.8%	71.9%
Expected term (years)	3.7	2.8
Risk-free interest rate	0.6%	0.3%
Dividend yield	None	None

No options were exercised during the year ended December 31, 2013.  During the year ended December 31, 2012, 70,000 options were exercised into an equivalent number of common shares. We received proceeds of $35,000 from the exercise of the options.

F-30

NOTE 11 – WARRANTS AND DERIVATIVE WARRANT LIABILITY

We account for common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement.  Common stock warrants are accounted for as derivative liabilities if the stock warrants allow for cash settlement or provide for modification of the warrant exercise price in the event subsequent sales of common stock are at a lower price per share than the then-current warrant exercise price.  We classify derivative warrant liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant. Transactions involving our equity-classified and liability-classified stock warrants are summarized as follows:

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
	Number of	exercise	contractual term	value (in
	shares	price	(in years)	thousands)

Outstanding at December 31, 2011	8,715,289	$2.39
Granted	314,366	$2.97
Exercised	(515,671)	$1.52
Forfeited	—	—

Outstanding at December 31, 2012	8,513,984	$2.47
Granted	4,376,228	$1.97
Exercised	(1,325,670)	$1.06
Forfeited	(1,347,945)	$1.52
Outstanding at December 31, 2013	10,216,597	$2.56	2.9	$48.0

Exercisable at December 31, 2013	10,216,597	$2.56	2.9	$48.0

During the year ended December 31, 2013, 325,670 warrants were exercised into an equivalent number of common shares for which we received approximately $404,000 in proceeds, and 1,000,000 warrants were exercised on a cashless basis into 537,722 common shares. During the year ended December 31, 2012, 515,671 warrants were exercised into an equivalent number of common shares. We received proceeds of $0.7 million from the exercise of the options.

The following table summarizes outstanding warrants to purchase common stock as of December 31, 2013:

		Weighted
		Average
	Number of	Exercise
	shares	price	Expiration
Equity–classified warrants
Issued to consultants	1,128,759	$2.28	February 2014 through January 2018
Issued pursuant to 2009 financings	1,455,516	$3.00	February 2014 through September 2014
Issued pursuant to 2010 financings	1,022,943	$3.38	January 2015 through May 2015
Issued pursuant to 2011 financings	1,936,785	$3.24	January 2016 through April 2016
Issued pursuant to 2012 financings	296,366	$3.00	December 2017
Issued pursuant to 2013 financings	4,376,228	$1.97	December 2017 through August 2023
	10,216,597

Equity-classified Warrants

During 2013, the Company did not issue any warrants to consultants to purchase shares of common stock. During 2012, the Company issued warrants to consultants to purchase 18,000 at a weighted-average fair value of $1.31 per share on the date of grant. Total stock-based compensation expense recognized for warrants issued to consultants using the straight-line method in the statement of losses for the year ended December 31, 2013 and 2012 was $2,000 and $14,000, respectively.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the equity-classified warrants issued for services for the year ended December 31, 2012:

Volatility	60.3%
Expected term (years)	4.7
Risk-free interest rate	0.7%
Dividend yield	None

F-31

During the first three months of 2013, in connection with multiple closings of the December 2012 offering, the Company issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $ 3.00 per share. In connection with our August 2013 offering, the Company issued an aggregate of 3,600,024 common stock purchase warrants, including: 3,333,356 issued to investors, and 266,668 to the placement agents. All warrants were issued with an exercise price of $ 1.75 per share. During the first three months of 2013, in connection with multiple closings of the December 2012 offering, the Company issued an aggregate of 776,204 common stock purchase warrants, including: 686,420 pursuant to closings in January 2013 and March 2013; 18,410 to the placement agent; and 71,374 additional warrants issued to investors that participated in the December 2012 closing. All warrants were issued with an exercise price of $ 3.00 per share. In connection with our August 2013 offering, the Company issued an aggregate of 3,600,024 common stock purchase warrants, including: 3,333,356 issued to investors, and 266,668 to the placement agents. All warrants were issued with an exercise price of $ 1.75 per share.

Liability-classified Warrants

The Company has assessed its outstanding equity-linked financial instruments and has concluded that certain of its common stock purchase warrants are subject to derivative accounting, as a result of certain anti-dilution provisions contained in the warrants. The fair value of these warrants was classified as a liability in the financial statements with the change in fair value during the periods presented recorded in the statement of operations. At December 31, 2013, all outstanding liability-classified warrants were either exercised or had expired.

The following table summarizes the calculated aggregate fair values for the warrant derivative liability using the Black-Scholes method based on the following assumptions (in thousands):

Fair value as of
December 31,
2012

Calculated aggregate value	$1,176
Exercise price per share of warrant	$1.50
Closing price per share of common stock	$2.20
Volatility	54.0%
Expected term (years)	0.5
Risk-free interest rate	0.11%
Dividend yield	0%

We have recorded a gain of $1.1 million and a loss of $1.0 million during the year ended December 31, 2013 and 2012, respectively, related to the change in fair value of the warrant derivative liability during that period, and for the expiration of such warrants during the year. In addition, we reclassified approximately $80,000 and $608,000 of the derivative liability as a result of approximately 242,000 and 437,000 warrants being exercised in 2013 and 2012, respectively.

NOTE 12 – INCOME TAXES

The Company had, subject to limitation, $22.0 million of net operating loss carryforwards at December 31, 2013, which will expire at various dates beginning in 2013 through 2024. In addition, the Company has research and development tax credits of approximately $398,000 at December 31, 2013 available to offset future taxable income, which will expire from 2028 through 2034. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by $1.7 and $1.8 million for the years ended December 31, 2013 and 2012, respectively.

Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2013	2012
Deferred tax assets:
Net operating loss carryover	$7,497	$5,793
Stock-based compensation	2,888	2,474
Other	19	339
Tax credits	398	374
Total deferred tax assets	10,802	8,980
Less: valuation allowance	(10,802)	(8,980)
Net deferred tax assets	$–	$–

F-32

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2013 and 2012 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) are as follows:

	2013	2012
Statutory federal income tax rate	-34.0%	-34.0%
Non-deductible items	0.1%	0.0%
Adjustment for R&D Credit	-0.4%	-0.8%
Valuation allowance	34.4%	34.8%
Effective income tax rate	–%	–%

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 13 – SUBSEQUENT EVENTS

In January 2014, we issued options to purchase an aggregate of 1,948,902 shares of common stock to executive management in connection with their annual bonus and 2013 long term incentive plan. The options have a term of seven years, an exercise price of between $1.29 and $1.42, and are fully vested on the grant date. The Company recorded $962,000 in stock-based compensation expense related to these option grants, which was included in accrued expenses as of December 31, 2013.

In February 2014, we entered into an agreement for method development by a contract manufacturer and issued an aggregate of 91,334 shares of common stock, valued at approximately $127,000, as compensation.

In February 2014, we entered into an agreement to grant an aggregate of 47,800 shares of common stock to a consultant, which shares vest at the rate of 7,800 shares upon execution of the agreement and 10,000 shares per month for four months, the term of the agreement. These shares will be granted for business advisory services to be provided to the Company. In addition, the consultant was issued a warrant to purchase 96,000 shares of common stock at a strike price of $3.00 per share, which shares vest at the rate of 16,000 shares upon execution of the agreement and 20,000 shares per month for four months. The warrant issued is substantially similar to the warrants issued in conjunction with our financing completed in March 2013.

F-33

4,163,970 Units

Each Unit consisting of

One Share of Common Stock,

One-Half of One Series A Warrant to Purchase One Share of Common Stock,

One Series B Warrant to Purchase One Share of Common Stock, and

One Series C Warrant to Purchase One Share of Common Stock

PROSPECTUS

May 30, 2014